As filed with the Securities and Exchange Commission on October 27, 2011

REGISTRATION NO.  333-__________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALTERNATIVE FUELS AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware	2860	33-0301060
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2131 Hollywood Boulevard, Suite 401
Hollywood, Florida 33020
(954) 367-7067
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive officer)

Craig Frank
Chairman and Chief Executive Officer
2131 Hollywood Boulevard, Suite 401
Hollywood, Florida 33020
(954) 367-7067
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Dale S. Bergman, Esq.
Roetzel & Andress
350 East Las Olas Blvd., Ste. 1150
Fort Lauderdale, FL 33301
(954) 462-4150

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.001 per share (3)	26,322,088	$1.00	$26,322,088	$3,012.51

Total			$26,322,088	$3,012.51

(1) This Registration Statement covers the resale by our selling stockholders of up to 8,322,088 shares of common stock previously issued to such selling stockholders or 18,000,000 shares of common stock underlying convertible notes held by such selling stockholders.  .

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457.  The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.

(3) The selling stockholders will offer their shares at $1.00 per share until the Company’s shares are quoted on the OTC Bulletin Board or a comparable exchange and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2011

PROSPECTUS

ALTERNATIVE FUELS AMERICA, INC.

26,322,088 Shares of Common Stock

The selling stockholders named in this prospectus are offering up to 26,322,088 shares of common stock through this prospectus, including 18,000,000 shares of common stock, constituting a portion of the common stock issuable upon conversion of our outstanding eight percent (8%) convertible notes.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We will use our best efforts to maintain the effectiveness of the resale registration statement, of which this prospectus is a part, from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

Our common stock is presently traded on the OTC Pink Market, although the market for our common stock is extremely limited and sporadic.  On November 10, 2010, the last date the common stock traded, the closing price was $5.00.  Given the foregoing, the selling stockholders will offer their shares at $1.00 per share until the shares are quoted on the OTC Bulletin Board or another exchange.  Although we intend to apply for quotation of our common stock on the OTC Bulletin Board or another exchange, we may not secure this qualification and even if we do an active public market for our common stock may never materialize.  If we secure this qualification, the sale price to the public of the shares registered hereunder will be at prevailing market prices or privately negotiated prices.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See the section of this prospectus entitled “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____________, 2011

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
SUMMARY FINANCIAL INFORMATION	6
RISK FACTORS	7
USE OF PROCEEDS	14
DETERMINATION OF OFFERING PRICE	15
DILUTION	15
SELLING STOCKHOLDERS	15
PLAN OF DISTRIBUTION	17
PROPOSED BUSINESS	19
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	29
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31
EXECUTIVE COMPENSATION	38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
DESCRIPTION OF SECURITIES	42
LEGAL MATTERS	44
EXPERTS	44
AVAILABLE INFORMATION	44
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	44
INDEX TO FINANCIAL STATEMENTS	F-1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities.  Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus.  This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.  A prospectus supplement may add, update or change information contained in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These forward-looking statements are contained principally in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

The forward-looking statements herein represent our expectations, beliefs, plans, intentions or strategies concerning future events, including, but not limited to: our future financial performance; the continuation of historical trends; the sufficiency of our cash balances for future needs; our future operations; the relative cost of our operation methods as compared to our competitors; new production projects, entry and expansion into new markets; achieving status as an industry leader; our competitive advantages over our competitors; brand image; our ability to meet market demands; the sufficiency of our resources in funding our operations; our intention to engage in mergers and acquisitions; and our liquidity and capital needs.

Our forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass.  Moreover, our forward-looking statements are subject to various known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements.

Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

PROSPECTUS SUMMARY

This summary provides an overview of all material information contained in this prospectus.  It does not contain all the information you should consider before making a decision to purchase the shares our selling stockholders are offering.  You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Unless the context otherwise requires, references in this prospectus to, “AFAI,” “the Company,” “we,” “our” and “us” refers to Alternative Fuels Americas Inc.

Overview

AFAI is a development stage company which intends to be a “seed to pump” biofuels company focusing on Latin America.  As a “seed to pump biofuels company,” we plan to be involved in every phase of the biofuels production process, from growing plants suitable for conversion into biofuels, to extracting crude oils from plant matter and ultimately refining crude oil into international grade biodiesel and selling it to end users.

Since 2005, we have been quietly constructing a viable and sustainable biofuels company in Latin America.  Making certain to stay away from the hype and promoters fueling “biofuel-mania,” we rather have engaged in plant trials, research and development and biofuels strategy development.

AFAI has not only experimented with crops, but also with business models – developing distinctive strategic approaches that we anticipate will enable us to perform in a viable and profitable way.  Today we believe that we have the management team, agronomy and tree science, chemistry, engineering, farm management, production process, economic models, strategic models, and expert biofuels know-how necessary to establish and sustain a fully integrated biofuels enterprise.

The Company has developed a three-phased business plan that provides for early-stage revenues, Company ownership of feedstock supplies and internal research and development capabilities capacities for emerging and new feedstock opportunities, specifically algae.

Phase One enables the Company to generate early-stage revenues by utilizing feedstock from oil-rich crops that are currently growing wild on private farms.  AFAI has preliminarily organized a number of long-term transactions with private farmers that it believes will provide it with steady and secure access to this wild feedstock for up to ten years.  Once the program reaches maximum capacity (which we anticipate will happen after three years), the Company estimates that it will be able to access sufficient feedstock to produce up to 3 million gallons of biodiesel.  Moreover, the wild feedstock program will allow AFAI to adjust and validate its operational procedures to ensure maximum efficiency as the Company moves into larger scale production.  Phase One was developed by AFAI in response to the need to accelerate the path to revenues and demonstrate operational abilities prior to the initiation of large-scale plans and the deployment of corresponding capital.

Phase Two provides AFAI with control over its long-term feedstock needs through the implementation of a wide scale planting and farming program of second generation oil-rich crops.  This is expected to provide the Company with the ability to maintain stable production and control costs.  The Company has conducted plant trials, as well as consulted with other experimental farms, and believes that it now possesses the agronomy, biology, plant science, farm management and crop development skills needed to successfully execute its farming program. AFAI has contracted with biotechnology and farming companies to provide implementation services and has secured options on land suitable for farming high yield oil-rich crops.  Phase Two was developed in response to current instability in the feedstock supply chain and the fluctuations in costs when purchasing feedstock from third-party suppliers.
Phase Three serves to ensure that AFAI will continue to operate on the cutting-edge of the biofuels sector, by using research and development, strategic innovations, and operational creativity to establish and maintain success.  The Company is exploring strategic alliances with or acquisitions of developers of alternative biofuel sources or technologies such as the conversion of algae to fuel.  The Company has not reached any definitive agreements in this regard.  Phase Two is designed to ensure that stakeholders and investors are able to benefit from values that increase as technologies evolve.

•
Our achievements to date include: development of personnel infrastructure (farm development and plant maintenance) and government and private sector network necessary to properly execute Company’s business plan;

•	establishment of land lease and land purchase opportunities in each country;

•
completion of research and the codifying of the science indicating best feedstock sources (knowing which species of Jatropha to plant according to local climate, soil and altitude conditions) and completion of research on Coyol as an alternative feedstock;

•	identification of equipment suppliers for modular transesterification (refining) facilities;

•
signing of a Strategic Partnership Agreement with Bioenergy Solutions of Central America (BSCA), a Costa Rican company with agronomy, farm engineering, farm management, and biodiesel production capabilities;

•	conclusion of a Lease Options Agreement with landowners in Costa Rica for a combined 5,000 hectares;

•
signing of a Cooperative Agreement with United Biofuels of America, a Costa Rican based biofuels association, providing the Company with priority introductions to landowners, production facility manufacturers, and feedstock development companies; and

•	research alternative technologies such as the conversion of algae to fuel.

To advance our implementation capabilities, AFAI has secured capacity in all four of the critical components of biodiesel production (1) reliable feedstock supply - through access to land and farm management expertise, (2) independent oilseed crushing/extraction capability - through its plan calling for on-farm extraction, (3) independent, technologically advanced refining ability -  through use of existing excess industry capacity and later through Company owned facilities, and (4) efficient logistical and sales channels - through the Company’s planned network.  The Company now has the capacity, either directly or through strategic relationships, to:

•	organize and execute its wild feedstock program;

•	engage in agricultural best practices for high yield production of Jatropha and other feedstocks;

•	utilize state-of-the-art oil extraction and transesterification (refining) technologies;

•	produce sufficient quantities of feedstock on a scalable model to ensure stable, steady growth;

•	place and manage crushing/extraction and refining facilities in the field;

•	continue research and development on algae as a next-generation feedstock, and

•	sell and distribute biodiesel to domestic and select international markets.

We plan to play a leadership role in the emerging private-public coalition being formed to establish Latin America as a global center for the production of biofuels.  We believe we have established a broad network of cooperative relationships and key contacts to ensure inclusion in regional discussions of biofuel development.

The Company has adopted a “seed-to-pump” model, meaning it incorporates all components of the production chain.  The Company believes that the “seed-to-pump” model will enable it to vertically integrate operations for greater operational oversight, link costs for greater efficiency and savings, and exercise control over the end product.

The Company has selected Jatropha Curcas as its initial main source of feedstock for its planting program, which it plans to supplement with other feedstock.  Jatropha is a non-edible plant (so it does not compete with the food sector) and grows abundantly on marginal lands (so land is inexpensive and there is no need to deforest to make room for plantations).  The Company intends to process primarily Coyol for its wild feedstock program.

AFAI intends to engage all stakeholders in the biofuel value chain so as to be certain to maintain respectful and mutually beneficial operational relationships, including:

•	farmers;

•	village leaders (where farms are located);

•	company employees;

•	government agencies in each respective country, including those agencies responsible for investment, agriculture, energy, economic development, environment and rural development;

•	local fuel distributors, wholesalers and retailers;

•	local fuel refineries;

•	the oil companies; and

•	NGOs in the fuel, environment, business development, poverty alleviation, and regional development sectors.

The Company will require significant capital to implement its business plan.  There can be no assurance that the Company can raise the necessary funds, on favorable terms or otherwise.  Failure to obtain sufficient capital will substantially harm the Company’s prospects.

Corporate Information

The Company was incorporated in the state of Delaware on April 22, 1993 under the name Sterling Partners Inc.  On January 21, 1999 a Certificate of Amendment to the Certificate of Incorporation was filed changing the Company’s name from Sterling Partners Inc. to GourmetMarket.com, Inc.  On January 29, 1999 a Certificate of Merger was filed whereby GourmetMarket.com, Inc., the Company, merged with GourmetMarket.com, a California entity with the Company being the surviving entity.  On August 8, 2001 a Certificate of Amendment to the Certificate of Incorporation was filed changing the Company’s name to TargitInteractive, Inc.  On May 11, 2007 a Certificate of Amendment to the Certificate of Incorporation was filed changing the Company’s name to NetSpace International Holdings, Inc.  In January 2010, the Company acquired all of the capital stock of Alternative Fuels Americas, Inc, a Florida Corporation and commenced its present business.  On October 13, 2010 a Certificate of Amendment to the Certificate of Incorporation was filed changing Company’s name to Alternative Fuels Americas, Inc.

Our executive offices are located at 2131 Hollywood Boulevard, Suite 401, Hollywood, Florida 33020 and our telephone number is (954) 367-7067.  Our website is www.alternativefuelsamericas.com.  Information contained on our website does not constitute part of this prospectus.

Selling Stockholders

The Company previously sold or issued an aggregate of 14,358,184 shares of common stock in private placements (“Private Placements”) and to service providers.

In the Private Placements, the Company sold an aggregate of 10,600,684 shares of common stock to 62 “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933) at prices ranging from $.10 to $.50, which sales generated gross proceeds of $1,190,418.  The Private Placements occurred during 2010 and 2011.  The resale of 8,322,088 of these shares is covered by this prospectus.

In addition, in 2006 the Company issued $650,000 of eight percent (8%) convertible notes.  By agreement with the note holder, the eight percent (8%) convertible notes which are due and payable in July 18, 2007, are convertible into 43,333,333 shares of common stock, 18,000,000 of which shares are registered for resale under this prospectus.

We have also issued an additional 3,757,500 shares of common stock to eight service providers for legal, accounting and other business services.  The resale of these shares is not covered by this prospectus.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of 26,322,088 shares of common stock, par value $0.001 per share.  No shares are being offered for sale by our Company.

Common stock offered by selling stockholders	26,322,088 shares of common stock.

Common stock outstanding on October 26, 2011	21,424,798 shares of common stock (1)

Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.

(1)  Does not include (a) 43,392,970 shares of common stock issuable upon conversion of our Series C Convertible Preferred Stock, (b) 43,333,333 shares of common stock issuable upon conversion of our outstanding $650,000 in principal amount of 8% convertible notes and (c) 2,500,000 shares of our common stock reserved for issuance under our 2011 Stock Incentive Plan.

Use of Proceeds	We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and the Financial Statements and Notes thereto, included elsewhere in this prospectus.

	For the Years Ended December 31		For the Six Months Ended June 30
Statement Of Operations	2010	2009	2011	2010
			(Unaudited)	(Unaudited)
Revenues	$-	$-	$-	$-
Professional Fees	$217,878	$216,000	$428,343	$168,477
Other Selling, General and Interest	$63,030	$-	$45,075	$24,868
Expense	$91,000	$91,000	$45,500	$45,500
Net Loss	$(371,908)	$(307,000)	$(518,918)	$(238,845)

	As of
	December 31, 2010	June 30, 2011
Balance Sheet Data		(Unaudited)

Cash	$72,313	$35,610
Total Assets	$101,505	$71,753
Total Liabilities	$1,550,479	$1,665,979
Total Stockholders’ Deficit	$1,448,974	$1,594,226

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock.  Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects.  If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected.  In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

We have a limited operating history with our current business.

The Company was incorporated in 1993 and has engaged in a number of businesses as a private and subsequently, a publicly held company, including the online sale of specialty foods, online marketing and website development.

The business of AFAI, which the Company acquired in January 2010 and on which the Company plans to focus its efforts, is in the development stage and has generated no revenues to date.  It is subject to all the problems, expenses, difficulties, complications and delays encountered in establishing a new business, including the planting, harvesting and processing of high yield oil crops and the rating of biodiesel fuel.  The Company does not know if it will become commercially viable and ever generate significant revenues or operate at a profit.

The Company will require additional financing to become commercially viable.

To date, the Company has funded its development activities primarily through private placements of its securities, which have raised approximately $572,500 and $358,666 during the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.  The Company will require additional financing to complete development of, commercially launch and market its planned products.  The Company incurred net losses of $371,908 and $307,000 for the years ended December 31, 2010 and 2009, respectively and $518,918 and $238,845 for the six months ended June 30, 2011 and 2010, respectively.  Moreover, as of June 30, 2011, we had a total  stockholders’ deficit of $1,594,226 and the independent auditors report for the year ended December 31, 2010 includes an explanatory paragraph stating that our lack of revenues and working capital raise substantial doubt about our ability to continue as a growing concern.  While we are seeking to raise additional financing either through government grants and incentives or additional securities offerings, there can be no assurance that additional financing will be available to the Company when needed, on favorable terms or otherwise.  Moreover, any such additional financing may dilute the interests of existing stockholders.  The absence of additional financing, when needed, could cause the Company to delay implementation of its business plan in whole or in part, curtail its business activities and seriously harm the Company and its prospects.

The marketing and market acceptance of biodiesel fuels may not be as rapid as AFAI expects.

The market for biodiesel is rapidly evolving and activity in the sector is expanding rapidly.  Demand and market acceptance for biodiesel are subject to uncertainty and risk, as changes in the price of fossil diesel and possible adverse reactions by the major oil companies could influence and denigrate demand.  AFAI cannot predict whether, or how fast, this market will grow or how long it can be sustained.  If the market for biodiesel develops more slowly than expected or becomes saturated with competitors, AFAI’s operating results could be adversely impacted.

There is no assurance that our business will be profitable or that it will succeed.

The Company has constructed what it believes to be a sound and well conceived business model, but it cannot, with certainly, project the success of its implementation.  Prospective investors should consider the risks, expenses and uncertainties that an early stage corporation like AFAI will need to overcome.  These risks include the Company’s ability or inability to: (i) execute all aspects of its “seed-to-pump” operations; (ii) achieve commercial acceptance of the biodiesel it expects to sell (iii) expand the existing businesses beyond the current pilot project and into neighboring Latin American countries; (iv) achieve financing as set forth above to fund the next stages of the plan of operation; and (v) respond effectively to competitive pressures.  If the Company is unsuccessful in these addressed risks, the business, financial condition and results of operations will be adversely affected and the business may fail.

AFAI must effectively meet the challenges of managing expanding operations.

The Company’s business plan anticipates that operations will undergo significant expansion.  This expansion will require the Company to establish operations in additional locations in Latin America and manage a larger and more complex organization.  This growth could place a significant strain on our managerial, operational and financial resources.  To accommodate this growth, AFAI must successfully expand the agricultural, technical and human resource practices established and verified as effective.  Management may not succeed with these efforts.  Failure to expand in an efficient manner could cause expenses to be greater than anticipated, revenues to grow more slowly than expected and could otherwise have an adverse effect on the business, financial condition and results of operations.

The Company’s strategic partnerships are new to AFAI.

AFAI only recently concluded agreements with Costa Rican enterprises that contribute significantly to the Company’s depth of knowledge in agronomy and farm management practices.  The Company is subject to certain risks associated with these new business relationships, including, among others, risks relating to business relations, managerial efficiency and effectiveness with Company business and operations.

AFAI is part of an emerging industry.

The Company is engaging in an aggressive plan of growth in an emerging industry that has yet to fully define competitive, operational, financial and other parameters for successful operations.  While the biofuels industry is now global, few companies have reached large scale “seed-to-pump” production capacity and there are certainly errors being made as the quest for growth is pursued.  Additionally, new technologies and agricultural techniques, as well as new crops, may be introduced after the Company has substantially committed to less advantageous legacy processes and feedstock sources, leaving the Company to choose between the cost of upgrading and the continued use of obsolete processes and feedstock.  By aggressively pursuing growth prior to other companies demonstrating where the pressure points of the industry lay may cause the Company to make errors, restricting some or all of its ability to perform in accordance with its expectations.

AFAI must secure sources of feedstock and the ability to process feedstock into biodiesel.

In order to achieve any level of success, AFAI will be required to secure a commercially reasonable level of feedstock to process into biodiesel, as well as biodiesel refining capacity.  As AFAI will be dependent on third parties in this regard, there can be no assurance that it can achieve either goal or commercially reasonable terms, in which case, its business may be substantially harmed.

We have not undertaken any significant marketing efforts and we have only limited marketing experience in the biodiesel fuel arena.

As we are in the development stage, we have not undertaken any significant marketing efforts for our planned biodiesel products.  Moreover, we have only limited marketing experience in the biodiesel fuel arena.  Accordingly, there is no assurance that any marketing strategy we develop can be successfully implemented or if implemented, that it will result in significant sales of our planned biodiesel fuel products.

AFAI will be subject to the risks involved in operating in Latin America.

The Company anticipates operating throughout Latin America.  Prior to entering a country, the Company will be tracking United States State Department advisories and news and analyst sources to determine if an unacceptable level of risk is evolving.  Nonetheless, the region has had periods of political unrest and instability and there is no assurance that the countries within which the Company sets up farms and operations will remain stable for the entire duration of the AFAI presence. Any changes in the political environment could result in losses to the Company.

Our business will be affected by changes in governmental regulation.

The biofuels industry is regulated by government policy, primarily as regards mandated usages, product production and product standards.  There can be no assurance that we can comply with all applicable regulations.  Countries we operate in may elect not to enforce the regulations, or may change the regulations in ways that adversely affect our business.

We will be subject to the risks of foreign legal systems.

AFAI plans to be involved in the leasing or acquisition of land, the creation of joint ventures, the production of fuel (a regulated activity), and operations in a number of different legal jurisdictions.  The laws regulating these activities, the legal precautions required to protect the Company and its investors, and the compliance with local regulations will need to be conducted in conjunction with local attorneys.  While the Company plans to ascertain the competency of its legal advisors in each country of operation, it can make no guarantee that the legal advice given will be accurate.  Nor can it be certain that the legal procedures followed by the Company, on advice of legal counsel, will indicate the best course of action.

Our business will be affected by factors influencing the market for fuel products.

Price risk reflects the variability in supply and demand, as driven by geopolitics, business cycles and other factors.  The price of fossil diesel fuel strongly affects the price that can be claimed for biofuel.  A sharp decline in fossil fuel prices would result in a mandatory drop in biofuel prices, regardless of the fixed production costs associated with the agricultural, crushing and transesterification components of the business.

The Company will be subject to other operating risks which may adversely affect the Company’s financial condition.

Our planned operations will be subject to risks normally incidental to manufacturing operations which may result in work stoppages and/or damage to property.  This may be caused by:

•	breakdown of crushers;

•	breakdown of the processes that create fuel products;

•	labor disputes;

•	fluctuations in foreign exchange rates;

•	imposition of new government regulations;

•	sabotage by operational personnel;

•	cost overruns; and

•	fire, flood, or other acts of God.

The Company will likely face significant competition.

The markets for biofuels are energy generation and transportation which are highly competitive.  The Company will likely face significant competition from other biofuel companies, as well as from more traditional energy and fuel companies which may enter the biofuel market.  Some of these competitors or potential competitors have greater experience, more extensive industry contacts and greater financial resources than the Company.  There can be no assurance that the Company can effectively compete.

We currently rely on certain key individuals and the loss of one of these key individuals could have an adverse effect on the Company.

Our success depends to a certain degree upon certain key members of our management.  These individuals are a significant factor in our growth and success.  The loss of the service of members of the management and advisory board could have a material adverse effect on our company.  In particular, the success of our company is highly dependent upon the efforts of our CEO and COO, the loss of whose services would have a material adverse effect on the success and development of our Company.  Additionally, we do not anticipate having key man insurance in place in respect of our directors and executive officers in the foreseeable future.

The Company’s success will be dependent in part upon its ability to attract qualified personnel and consultants.

The Company’s success will be dependent in part upon its ability to attract qualified creative marketing, sales and product development teams.  The inability to do so on favorable terms may harm the Company’s proposed business.

We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that will require us to incur audit fees and legal fees in connection with the preparation of such reports.  These additional costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.  In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis.  Moreover, our legal counsel will have to review and assist in the preparation of such reports.  The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys.  However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  As defined in Securities Exchange Act of 1934 Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being mad e only in accordance with authorizations of management and/or directors of the Company; and

•
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

We will be required to include a report of management on the effectiveness of our internal control over financial reporting.  We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.  During the course of our testing, we may identify other deficiencies that we may not be able to timely remediate.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we will have to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control.  The costs of this compliance could be significant.  If our revenues do not increase and/or we cannot satisfy many of these costs through the issuance of our shares, we may be unable to satisfy these costs in the normal course of business which would result in our being unable to continue as a going concern.

Our Certificate of Incorporation and By Laws provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Certificate of Incorporation and Bylaws provide for the indemnification of our officers and directors.  We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The market for our common stock is extremely limited and sporadic.

Our common stock is quoted on the OTC Pink Market.  The market for our common stock is extremely limited and sporadic and the last trade for our common stock was on November 10, 2010.  Trading in stock quoted on the OTC Pink Market is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects.  This volatility could depress the market price of our common stock for reasons unrelated to operating performance.  Moreover, the OTC Market is not a stock exchange, and trading of securities in the OTC Market is often more sporadic than the trading of securities listed on a quotation system like Nasdaq, or a stock exchange like NYSE/AMEX.  Accordingly, stockholders may have difficulty reselling any of their shares.

Our common stock is a penny stock.  Trading of our common stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our common stock.

Our stock is a penny stock.  The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.”  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the SEC, FINRA (the Financial Industry Regulatory Authority) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers.  FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse.  Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to a promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws.  These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future.  Transfer of our common stock may also be restricted under the securities laws and regulations promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws.  Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions.  Because the securities being registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares, and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities.  These restrictions prohibit the secondary trading of our common stock.  We currently do not intend to and may not be able to qualify securities for resale in a number of states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders.  Accordingly, investors should consider the secondary market for our securities to be a limited one.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by our stockholders.  Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock.  As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

The ability of our principal stockholders, including our CEO, to control our business may limit or eliminate minority stockholders’ ability to influence corporate affairs.

Our principal stockholders, including our CEO, own shares of our Series C Convertible Preferred Stock, which votes on an “as-converted” basis, together with shares of our common stock as a single class, giving them approximately 68.4% voting control.  Because of their stock ownership, they are in a position to significantly influence membership of our board of directors, as well as all other matters requiring stockholder approval.  The interests of our principal stockholders may differ from the interests of other stockholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of other officers and directors and other business decisions.  The minority stockholders have no way of overriding decisions made by our principal stockholders.  This level of control may also have an adverse impact on the market value of our shares because our principal stockholders may institute or undertake transactions, policies or programs that result in losses may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock.  We do not expect to pay cash dividends on our common stock at any time in the foreseeable future.  The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider.  Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

The conversion of our outstanding preferred stock and 8% secured convertible notes would result in the issuance of approximately 86,726,273 shares.  Accordingly such “market overhang” could adversely impact the market price of our common stock.

We have 100,000 shares of Series C Convertible Preferred Stock outstanding, all of which are held by our CEO and a second principal stockholder, which can be converted into 43,392,940 shares of common stock.  In addition, we have $650,000 8% in principal amount of 8% convertible notes outstanding, which can be converted into 43,333,333 shares of common stock, of which 18,000,000 shares are covered by this prospectus.  Such “market overhang” could adversely impact the market price of our common stock as a result of the dilution which would result if such securities were converted into shares of common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York Stock Exchange/NYSE/AMEX and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market.  Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with voluntary compliance, we have not yet adopted these measures.

We do not currently have independent audit or compensation committees.  As a result, directors have the ability, among other things, to determine their own level of compensation.  Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations as a result thereof.

We intend to comply with all corporate governance measures relating to director independence as and when required.  However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying.  Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Securities Exchange Act of 1934 if we have less than 300 shareholders and do not file a registration statement on Form 8-A.  If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.  After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders.  However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934 until we have both 500 or more security holders and greater than $10 million in assets.  As a result, your access to information regarding our business will be limited.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.  We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

All shares being offered will be sold by existing stockholders without our involvement, consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders.  The offering price will thus be determined by market factors and the independent decisions of the selling stockholders.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 26,322,088 shares of our common stock, which were issued in various transactions exempt from registration under the Securities Act of 1933.  We are registering the shares to permit the selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of the date of this prospectus there are 21,424,798 shares of our common stock issued and outstanding.

The following table sets forth, as of October 25, 2011, the name of each selling stockholder, the number and percentage of shares of our common stock beneficially owned by each selling stockholder prior to the offering for resale of the shares under this prospectus, the number of shares of our common stock beneficially owned by each selling stockholder that may be offered from time to time under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder.

There are no agreements between the company and any selling stockholder pursuant to which the shares subject to this registration statement were issued.  None of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name of Selling Stockholder	Total Shares Owned by Selling Stockholder		Total Shares to be Registered Pursuant to this Offering		Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Stockholder After Offering

Dan Calitri	520,000		500,000		1%	20,000
Doug Cargle	8,000		8,000		*	-
Robert Crawford	2,289,695		2,000,000		6%	289,695
Roger Durkee	20,000		20,000		*	-
Howard Fishman	20,000		20,000		*	-
John Friedline	5,000		5,000		*	-
Lissette Guerra	250,000		250,000		1%	-
Mark Habecker	36,104		36,104		*	-
Brian Hutchinson	12,000		12,000		*	-
Infonis Servicios Generalis, S.L.	250,000		250,000		1%	-
Peter Isahov	20,000		10,000		*	10,000
William Jackowski	80,000		20,000		*	60,000
Anthony Johnston	250,000		250,000		1%	-
Robert Katz	20,000		20,000		*	-
Brian Kelly	278,000		250,000		1%	28,000
Karl & Gloria Knigg	20,000		20,000		*	-
Rodger Maechtlen	35,000		20,000		*	15,000
Bruce Marten	10,000		10,000		*	-
Kevin Mathiowetz	350,000		350,000		1%	-
Frederick McWilliams	322,100		290,000		1%	32,100
Joe Montasi Jr.	45,000		45,000		*	-
Keith Mulins	5,000		5,000		*	-
Brett Pfrommer	20,000		20,000		*	-
Karla Sequeira	637,000		200,000		2%	437,000
Mario & Gisela Riojzman	10,000		10,000		*	-
Larry Rutstein	527,000		250,000		1%	277,000
Ilan Sarid	43,520,833	(1)	18,000,000	(1)	40.1%	25,520,833	(1)
Philip Schintzus	10,000		10,000		*	-
Howard Schnoor	250,000		250,000		1%	-
Dan Schwimmer	125,000		125,000		*	-
Al Shotwell	4,000		4,000		*	-
Enrique Shveid	250,000		250,000		1%	-
Wilbur Julian Smith	12,500		12,500		*	-
Benjamin Smookler	620,000		620,000		2%	-
Samuel Stern	2,250,000		250,000		6%	2,000,000
Louis A. Supraski	50,000		50,000		*	-
Theskin Family LTD Partnership # 3	10,000		10,000		*	-
Thomas Frazier Living Trust	40,480		20,000		*	20,480
Bill Triebwasser	125,139		125,139		*	-
Helmut Wellisch	250,000		250,000		1%	-
George Birnbaum	250,000		250,000		1%	-
David Bish	10,000		10,000		*	-
Brad Britton	430,000		30,000		1%	400,000
Corners Holdings	100,000		100,000		*	-
Arturo DuHarte	20,000		20,000		*	-
Jay Freer	6,000		6,000		*	-
Timothy Germany	20,000		20,000		*	-
Donald Doonan	20,000		20,000		*	-
Gary Gunter	30,000		30,000		*	-
Matt Hetrick	50,000		50,000		*	-
Moti Kurnick	50,000		50,000		*	-
Lecom Enterprises	10,000		10,000		*	-
Ted Lowe Jr.	20,000		20,000		*	-
M. Lee Arnold Enterprises	50,000		50,000		*	-
Ralph Nafziger	200,000		200,000		1%	-
Michael Niles	200,000		200,000		1%	-
Diane Petite	25,000		25,000		*	-
Elon Kaplan	80,000		80,000		*	-
Leonard Swartz	200,845		200,845		1%	-
William Pinn	12,500		12,500		*	-
Charles Plumb	20,000		20,000		*	-
Patricia Ross	25,000		25,000		*	-
Camille Shaeffer	25,000		25,000		*	-
Donald Talbot	20,000		20,000		*	-

*	Less than 1%
(1)
Includes 43,333,333 shares of common stock issuable upon conversion of our outstanding $650,000 in principal amount of 8% notes.  An aggregate of 18,000,000 of such shares of common stock are registered for resale under this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  Given the extremely limited and sporadic market for our common stock in the OTC Pink Market (the last trade for our common stock was on November 10, 2010), the selling stockholders will offer their shares at $1.00 per share until the Company’s shares are quoted or the OTC Bulletin Board or another exchange.  Assuming we secure this qualification, thereafter has the shares may be sold these at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	any other method permitted pursuant to applicable law; and

•	a combination of any such methods of sale.

Broker-dealers engaged by the selling stockholders may arrange for broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933 disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling stockholder under this prospectus.

In the event that the selling stockholders are deemed to be “underwriters,” any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling stockholder and/or the purchasers.  Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement for his/her own account for investment and not for the benefit of any other person and not with a view to distribute or sell in violation of the Securities Act of 1933 or any state securities laws or rules and regulations promulgated thereunder.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.

PROPOSED BUSINESS

General

AFAI is a development stage biofuels company which intends to be a “seed to pump” biofuels company focusing on Latin America.  As a “seed to pump’ company, we plan to be involved in every phase of the biofuels production process, from growing plants suitable for conversion into biofuels, to extracting crude oils from plant matter and ultimately reefing crude oil into international grade biodiesel and selling it to end users.

AFAI has not only experimented with crops, but also with business models – developing distinctive strategic approaches that enable us to perform in a viable and profitable way.  Today we believe that we have the management team, agronomy and tree science, chemistry, engineering, farm management, production process, economic models, strategic models, and expert biofuels know-how necessary to establish and sustain a world class green oil company.

Phase One enables the Company to generate early-stage revenues by utilizing feedstock from oil-rich crops that are currently growing wild on private farms. AFAI has preliminarily organized a number of long-term transactions with private farmers that it believes will provide steady and secure access to this wild feedstock for up to ten years.  Once the program reaches maximum capacity (which we anticipate will happen after three years), the Company estimates that it will be able to access sufficient feedstock to produce up to 3 million gallons of biodiesel.  Moreover, the wild feedstock program will allow AFAI to adjust and validate its operational procedures to ensure maximum efficiency as the Company moves into larger scale production.  Phase One was developed by AFAI in response to the need to accelerate the path to revenues and demonstrate operational abilities prior to the initiation of large-scale plans and the deployment of corresponding capital.

Phase Two provides AFAI with control over its long-term feedstock needs through the implementation of a wide scale planting and farming program of second generation oil-rich crops.  This is expected to provide the Company with the ability to maintain stable production and control costs.  The Company has conducted plant trials, as well as consulted with other experimental farms, and believes that it now possesses the agronomy, biology, plant science, farm management and crop development skills needed to successfully execute its farming program.  AFA has contracted with biotechnology and farming companies to provide implementation services and has secured options on land suitable for farming high yield oil-rich crops.  Phase Two was developed in response to current instability in the feedstock supply chain and the fluctuations in costs when purchasing feedstock from third-party suppliers.

Phase Three serves to ensure that AFAI will continue to operate on the cutting-edge of the biofuels sector, by using research and development, strategic innovations, and operational creativity to establish and maintain success.  The Company is exploring strategic alliances with or acquisitions of developers of alternative biofuel sources or technologies such as the conversion of algae to fuel.  The Company has not reached any definitive agreements in this regard.  Phase Two is designed to ensure that stakeholders and investors are able to benefit from values that increase as technologies evolve.

Our achievements to date include:

•	development of personnel infrastructure (farm development and plant maintenance) and government and private sector network necessary to properly execute Company’s business plan;

•	establishment of land lease and land purchase opportunities in each country;

•
completion of research and the codifying of the science indicating best feedstock sources (knowing which species of Jatropha to plant according to local climate, soil and altitude conditions) and completion of research on Coyol as an alternative feedstock;

•	identification of equipment suppliers for modular transesterification (refining) facilities;

•
signing of a Strategic Partnership Agreement with Bioenergy Solutions of Central America (BSCA), a Costa Rican company with agronomy, farm engineering, farm management, and biodiesel production capabilities;

•	conclusion of a Lease Option Agreement with landowners in Costa Rica for a combined 5,000 hectares;

•
signing of a Cooperative Agreement with United Biofuels of America, a Costa Rican based biofuels association, providing the Company with priority introductions to landowners, production facility manufacturers, and feedstock development companies;

•	research alternative technologies, such as the conversion of algae to fuel.

To advance our implementation capabilities, AFAI has secured capacity in all four of the critical components of biodiesel production (1) reliable feedstock supply -  through access to land and farm management expertise, (2) independent oilseed crushing/extraction capability – through its plan calling for on-farm extraction, (3) independent, technologically advanced refining ability -  through use of existing excess industry capacity and later through Company owned facilities, and (4) efficient logistical and sales channels -  through the Company’s planned network.  The Company now has the capacity to either directly or through strategic relationships, to:

•	organize and execute its wild feedstock program;

•	engage in agricultural best practices for high yield production of Jatropha and other feedstocks;

•	utilize state-of-the-art oil extraction and transesterification (refining) technologies;

•	produce sufficient quantities of feedstock on a scalable model to ensure stable, steady growth;

•	place and manage crushing/extraction and refining facilities in the field;

•	continue research and development on algae as a next-generation feedstock, and

•	sell and distribute biodiesel to domestic and select international markets.

Market Overview

According to business intelligence provider, IntertechPira, the total value of clean technologies globally is expected to rise by over 250% to $525 billion in 2019.  This represents average annual growth of 13.5% for the ten year period from 2009.  By 2019 the global biofuels market is expected to more than triple from estimated 2009 bases of 15 billion gallons of ethanol and 3 billion gallons of biodiesel production.

Investment in biofuels, while slightly down due to the economic climate, is still reasonably robust.  In 2009 Venture Capital funds invested $680.2 million into biofuels companies.  In addition, leading oil companies, including BP, Shell, Exxon Mobil, Chevron and Petrobras (Brazil) have all begun investing in biofuels.

Feedstocks

Jatropha

While the Company continues to explore other feedstock options, including algae and coyol, and has farm models that integrate two or more feedstock plants, AFA has determined that current technologies and farming models lend a distinct advantage to Jatropha as the Company’s core feedstock.

Jatropha is also a favored feedstock because it does not serve as a food source and therefore we believe it will not result in rising food prices as supply is diverted for fuel production.  Additional, the versatility of the crop allows for planting on diverse soil types and varied climate conditions.  This permits the widespread planting of Jatropha without the need to clear existing forest.

Globally, approximately 900,000 hectares (2,160,000 acres) of Jatropha have already been planted through 242 Jatropha projects.

According to The Global Exchange for Social Investment, which produces the industry leading GEXSI Jatropha Report, the number and size of Jatropha projects currently being developed are increasing sharply, with anticipation that over the next 5-7 years approximately 1.5 to 2 million (3.6 million to 4.8 million acres) of Jatropha will be planted.  This will result in a total of approximately 13 million hectares (31.2 million acres) by 2015.  The estimated investment to support this growth is expected to be at least $1 billion US dollars annually for each of the next 7 years.

Coyol

Also called Macaúba in Latin America, the Coyol Palm (Spiny Palm), while edible, is not widely used as a food.  Some facts about Coyol include:

•	The tree’s lifespan can be as long as 70 years

•	Fruit appears between years 5-8 and continues annually for the life of the tree

•	Oil content can be as high as 21%

•	Productivity can reach 20 tons of feedstock per hectare, per year

•	The tree is native to Central America

•	AFAI has signed a Joint Venture Agreement with Bioenergy Solutions of Central America (BSCA), a Costa Rican company considered a world leader in the cultivation of Coyol for biodiesel.

Algae

Scientists have established that Botryococcus Braunii, an ancient strain of algae, is the primary carbon chain component for today’s fossil fuels, having transformed into their current state during the past 500 million years.  It is upon this science that the current notion that the cultivation and processing of algae could lead to the rapid production of green oil.

The following interesting facts point to the potential of algae:

▪	Studies have shown that some species of algae can produce up to 60% of their dry weight in the form of oil.
▪	Because the cells grow in aqueous suspension, they have more efficient access to water, CO2 and dissolved nutrients.
▪	Microalgae are capable of producing large amounts of biomass in algal ponds or photobioreactors.

Environmental Impact

AFAI will adhere, throughout the lifecycle (seed, harvest, processing, waste management) to responsible and economically sustainable business practices.  In this context, sensitive issues such as protection of the ecosystem including water utilization and management (depletion & pollution), land preparation and preservation (nutrient depletion), biodiversity, crop replacement, and other related concerns, will be approached in accordance with guidelines designed to best protect the environment.

AFAI anticipates its lease sites will focus on lands that have either been identified as degraded agricultural lands with scarce localized vegetation, or have been used for short term crops.  Thus, at no point does AFAI intend to engage in the replacement and conversion of forests, wetlands, woodlands, or any other ecosystem that would result in producing greenhouse gas emissions (GHG) that are greater than (exceed) the savings (emissions reductions) generated by planting the contemplated Bioenergy crops.

The model the Company plans to implement will be discretionary and selective so as to avoid any conflict that could be conceived as potentially detrimental to the environment.  AFAI is aware of and will ascribe to the Food & Agricultural Organization (FAO) of the United Nations review “The State of Food & Agriculture – Part 1: Biofuels: Prospects, Risks and Opportunities (2008).  This report illustrates that “environmental impacts vary widely across feedstocks, production practices and locations, and depend critically on how land-use change is managed.  Replacing annual crops with perennial feedstocks (such as oil palm, Jatropha, or perennial grasses) can improve carbon balances…” The report goes on to state that by “restricting land-use change could foreclose opportunities for developing countries to benefit from increased demand for agricultural commodities.” Every AFAI project will adhere to this rationale and approach.  We are committed to practices that result in the overall reduction of our carbon footprint.

Social Benefits

The development of biodiesel oil fields in developing areas can lead to social benefits that go beyond and build upon the economic benefits to create meaningful and lasting improvements in the lives of local residents.  These include:

•
Community Infrastructure Development - with new funds coming into the community, local governments will have newly discovered resources available for sewage and road construction, electricity and water installation, schools and hospitals, parks and play-areas, and other critical and quality-of-life projects.

•
Social Welfare Programs - through private/public partnerships, such as programs AFAI plans to initiate in Costa Rica, biodiesel enterprises can bring to their employees and the extended local community access to educational seminars, healthcare checkups, childcare options, and other enriching programs.

•
Employee Savings and Loan Programs - AFAI will be instituting a program to assist its employees in saving a portion of their wages by offering bonuses based on amounts saved.  These programs help employees build toward a better future, accumulate the funds needed to purchase a home, and provide for a more stable home environment.  AFAI will establish loan criteria for its loyal employees, granting them additional opportunities to purchase a home.

Economic Benefits

There are a number of economic benefits associated with the establishment of a viable and sustainable biodiesel industry, particularly for developing nations such as those of Latin America.  These benefits include:

•
Reduction of Reliance on Foreign Oil - currently many countries in Latin America rely (almost completely) on imported oil to meet their transportation and energy needs.  This dependency renders them vulnerable to price increases, supply shortages, and the political manipulation of petroleum.  By developing a domestic capacity to grow and produce oil by leveraging their well established agricultural infrastructure, Latin American nations could significantly reduce the amount of oil they import.  This would reduce their trade deficits and eliminate any adverse economic consequences brought on by increases in oil prices.

•
Job Creation - the increased agricultural production, the crushing and refining of oil, and the transportation of the fuel to the market place are all areas that will create new jobs.  The greatest number of jobs can be created in the rural areas where farmers and their employees will be given the opportunity to grow sustainable feedstock crops for the biodiesel industry for decades.  AFAI estimates it will create 48 administrative positions, 109 full time farming jobs, 326 half time farming jobs, and 24 positions in its facilities per 5,000 hectares cultivated.

•
Use of Marginal Lands - some feedstock crops, such as Jatropha, can grow commercially on marginal lands that are currently not yielding income for farmers - provided the crop is given sufficient water and fertilizers.  The ability to incorporate these lands into the respective national agricultural matrix is meaningful and will allow the expansion of the biodiesel feedstock sector while not requiring deforestation or the reduction of crop yields for food uses.

•
Attraction of Foreign Investment - the inclusion of biodiesel feedstock as a major crop will encourage foreign investment as American, European and Asian companies seek to acquire and secure feedstock sources for their domestic biodiesel enterprises.  Additionally, the substantial domestic markets will also attract companies (like AFAI) who will seek to establish operations to serve domestic needs.

•
Introduction of New Techniques and Technologies - the recognition of Latin America as a center for the development and cultivation of low cost feedstock for the global biodiesel market will encourage the introduction of new agricultural techniques and innovative crushing and refining technologies that will serve to increase yields and improve efficiencies not only in the areas that service the biodiesel industry, but also throughout the entire agricultural sector.

Planned Operations

The distinctive operational approach AFAI has developed to support its vertical strategy stems from its “seed-to-pump” vision.  By imposing efficiencies on every phase of the biofuels cycle, the Company can ensure lower costs.  The Company has established five operational units for the purpose of ensuring efficient implementation and the maximization of profit potential.  The units are:

1.           Agriculture (Farm Management) - all matters associated with the establishment and maintenance of a stable, secure and plentiful feedstock supply.  The operation components include:

•	Land evaluation and selection

•	Land lease or buy

•	Determination of plant species for maximum yield (the science of Jatropha)

•	Planting and nursery

•	Crop maintenance including irrigation and trimming

•	Harvesting of fruit/nut

2.           Oilseed Crushing and Extraction – all matters associated with extracting the crude oil from the plant fruit/nut.  The operational components include:

•	Selection of crushing and extraction equipment

•	Assembly and maintenance of crushing equipment and extraction line

•	Training of staff for safe and efficient operations of machinery

•	Safe and efficient operations with minimum waste

•	Separation of seed and husk (husk to be sold for use as biomass, fertilizer and for the production of ethanol)

•	Drying and storage of seeds

•	Crushing of seed for crude oil extraction and separation of seed cake to be sold for use as biomass and fertilizer

3.           Transesterification (Refining) – all matters associated with transforming the crude oil into international grade (highest quality) biodiesel.  The operational components include:

•	Exploring the opportunities to leverage existing (under-utilized) refining capacity

•	Selection of transesterification equipment

•	Assembly and maintenance of equipment and production line

•	Training of staff for safe and efficient operations of machinery

•	Safe and efficient operations with minimum waste

•	Implementation of strict quality control standards and testing of biodiesel to meet quality standards

•	Refining of oil through mixture with methanol or through a hydrothermal process.

•	Separation of glycerin (to be sold for pharmaceutical and cosmetic uses).

Biodiesel Production

The production of biodiesel fuel is comprised of two distinct processes:

1.           The extraction of the oil from the seed through a process of drying the kernel and then pressing or crushing.

2.           The refining of the crushed (crude) oil through a process called transesterification.

AFAI will purchase equipment as its production capacity demands.  The equipment to be purchased includes:

•	Crushing machines to extract crude oil from Jatropha and Coyol.

•	Transesterification facilities to transform crude oil to biodiesel.

•	Light trucks for transport of feedstock.

•	Electricity generators.

•	Storage tanks.

Business Strategy

We plan to play a leadership role in the emerging private-public coalition being formed to establish Latin America as a leading global center for the production of biofuels.  We believe we have established a broad network of cooperative relationships and key contacts to ensure inclusion in regional biofuels discussions.

The Company has adopted the seed-to-pump model, meaning it incorporates all components of the value chain.  The Company believes that the seed-to-pump model will enable it to vertically integrate operations for greater operational oversight, link costs for greater efficiency and savings, and exercise control over the end product.

The Company has selected Jatropha Curcas as its main source of feedstock for its planting program, which it plans to supplement with other feedstock both to increase revenues and mitigate risks.  Jatropha is a non-edible plant (so it does not compete with the food sector) and grows abundantly on marginal lands (so land is inexpensive and there is no need to deforest to make room for plantations).  The Company intends primarily Coyol for its wild feedstock program.

AFAI intends to engage all stakeholders in the biofuel value chain so as to be certain to maintain respectful and mutually beneficial operational relationships.  The stakeholders with which the Company will maintain positive dialogue include:

•	farmers;

•	village leaders (where farms are located);

•	company employees;

•	government agencies in each respective country, including those agencies responsible for investment, agriculture, energy, economic development, environment and rural development;

•	local fuel distributors, wholesalers and retailers;

•	local fuel refineries;

•	the oil companies;

•	NGOs in the fuel, environment, business development, poverty alleviation, and regional development sectors; and

•	all other interested parties.

The Company has identified thirteen strategic elements that form the cornerstone of AFAI’s operational philosophies.  Many of these strategic concepts were developed to provide the Company with answers to challenges inherent to the biodiesel sector, while others are statements of the Company’s goals and business principles.  The 13 guiding strategies for AFAI are:

1.            Stage Development

AFAI believes that the primary challenge to a successful biodiesel enterprise is the need to generate revenues at a schedule that is not compatible with the growth cycle of the feedstock crops.  This very real business requirement leads to errors in agriculture, dangerous lending practices, and other actions that diminish long term viability.  To offset this confrontation, AFAI has developed its Wild Feedstock Program.  By using existing wild feedstock and adjusting the science to comply with the characteristics of the feedstock, the Company will be able to generate sufficient revenues in the early years of its active production and support further development through planting.

2.            Do Good, Do Well

AFAI is a do-good, do-well company.  We are excited by the profitability in the oil industry and the lucrative opportunity presented by biodiesel.  We are also glad that our efforts help the environment and provide for economic growth in developing countries.  We will implement, whenever business practices permit, work processes that allow for maximum social and economic benefit to our employees and the residents of the communities within which we operate.

3.           Feedstock and Process Control

AFAI is a multi-feedstock company, leveraging the benefits of a variety of feedstock to ensure a secure and stable supply of high-yield oil crops.  The Company expects to gain and maintain complete control over its feedstock supply by leasing or owning all the land upon which the feedstock is grown, or through joint venture agreements with famers and farming cooperatives.  By entering into strategic partnerships with farmers and farming cooperatives the Company can secure adequate and seasoned manpower, while controlling the produce grown on the land.  The Company sees this as an operational imperative both so that supplies are secure and prices stable.  A core component of the Company’s strategy is to integrate its oilseed crushing and refining operations in the field so as to establish a broad and supporting presence in the communities in which the Company’s feedstock is grown.  Taking a page out of the Starbucks operational handbook, the Company sees providing farmers with additional benefits (beyond payment for the crops) as a smart business move (as well as an endearing social gesture).  The placement of the facilities in the field also serves to take advantage of synergistic infrastructures, cut logistic costs, and ensure a consistent product.

4.           Position Equipment In-Field

Wherever possible, the Company plans to integrate its oilseed crushing operations in-field so as to take advantage of synergistic infrastructures, reduce the logistic costs, and ensure a consistent product.  Additional benefits to the equipment being placed in the field include more job creation and the maintenance of friendly and stable relations with the farmers and local residents.

5.           Geographic Diversity

AFAI intends to plant in different regions in Costa Rica and other Latin American countries.  This geographic diversity serves to minimize the risks that could be associated with having too much of its operations in any one particular area, such as adverse weather patterns, acts of God, and other risks to the well-being of the crops or the enterprise.

6.           Rural Development

A great part and primary motivator for the Latin American countries in supporting the establishment of a biofuels industry is the development of their rural areas through the job creation the biofuel sector is expected to generate.  For example, a report commissioned by the government of Honduras estimated that an additional 300,000 jobs can be created through the national biodiesel program.  AFAI will seek to assist in the achievement of these national goals by serving as a model for a completely integrated rural based biodiesel enterprise.  By doing so the Company expects to earn the cooperation and support of local governments and leading business figures.  This support, while not deemed as crucial to operations, is seen as a convenience that can serve to advance the interests of the Company long term.

7.           Sector Consolidation

Over the course of the past few years – during Biofuels 1.0 – many companies received significant amounts of funds that were used to run agricultural trials and acquire land.  Many of these companies – as Biofuels 2.0 emerged – have run out of resources but still have the assets created.  Many of these companies were focused on only one link in the biofuels chain, such as feedstock development, crushing or refining.  AFAI believes that many of these companies are available for acquisition and that by purchasing companies the Company can consolidate the industry and gain control over each phase of the biofuels process.  The AFAI goal is to establish a regional enterprise that serves to consolidate a currently segmented sector.  This consolidation is viewed by the Company as a realistic and lucrative means of adding value to the enterprise.  As regional interest in biodiesel grows and multi-national companies seek to expand their interests from the United States and Europe into South and Latin America, AFA will be uniquely positioned to demonstrate and capitalize on its value.  The Company has no agreement to acquire another biofuel business.

8.           Self-Sustaining Profitable Units

The risks associated with large-scale projects are substantially mitigated through the Company’s strategy of treating each 1,000 – 5,000 hectare unit as stand-alone.  These units, funded as joint ventures with the capital source, are self-sustaining and profitable, allowing each capital source the security that the project is manageable and removed from the risks typically associated with massive agricultural operations.  While some risks remain, this distinctive AFA approach delivers a more focused and concentrated management and a significant reduction of risk.

9.           Sell Domestically

AFAI believes that it maximizes the economic and social benefits of its biodiesel production by selling its oil domestically. This policy serves to reduce the host country’s dependency on foreign oil, lessens drain on foreign currency reserves, creates additional jobs in sales and logistics, and keeps a vital national resource in-country.

10.         Strategic Partnerships

AFAI plans to work with management from each country within which it operates and establish strategic partnerships in each country so as to ensure a local presence and the ability to effectively interact with all relevant local players as necessary.  The Company currently has valuable strategic partnerships with United Biofuels of Americas and Bioenergy Solutions of Central America, both based in Costa Rica.  These relationships serve to supplement the Company’s operational capacity by increasing technical know-how and farm management capabilities.  The Company will continue to establish mutually beneficial relationships with government agencies, NGOs, and local businesses in order to fulfill its mission.

11.         Acquisitions

During the “Biofuels 1.0” period many companies sort to focus on or gain control of one specific link in the biofuels production chain, such as feedstock crushing or crude oil refining.  These companies came to learn that the entities upon which they rely (such as feedstock developers) were able to leverage pressures that delayed production and drove up costs.  Additionally, many companies during this early period developed or relied upon technologies that were not yet fully matured.  This industry fragmentation, as well as the abundance of partially paralyzed entities, presents AFA with a distinctive opportunity to accelerate growth, hasten the timeline to production, and broaden its knowledge and operational foundations through the acquisition of projects and companies that were initiated during the “Biofuels 1.0” period and currently seek a “parent body” that will assume their assets and bring some value to their shareholders.

12.         Revenue Model

AFAI expects to produce and sell biodiesel fuel at sufficient quantities so as to establish the Company as a leading player in the regional biodiesel market.  The Company’s profits will be generated from the sale of biodiesel fuel which will be produced at a cost lower than the price for which it will be sold.  The Company expects to be producing large quantities of biodiesel, allowing for significant operational revenue.  With the proper efficiencies, the Company should be able to realize healthy profits.  Additionally, the Company expects to have revenue from the sale of production by-products, such as glycerin, seed cake, husk (biomass) and perhaps carbon credits.  Additionally, the Company may have a revenue opportunity through the sale of Genetic Micro Stems (GMS), the cutting of Jatropha plants sold to farmers for planting.  The Company will pursue each revenue opportunity and seek to maximize revenues at every chance.

13.         Growth Model and Value Creation

The Company plans to continue expanding through the leasing or acquisition of land on which it can grow feedstock and establish “above ground” oilfields.  The prospect for additional land – and greater production – exists.  This feedstock supply and production capacity will make the Company one of the largest operational biodiesel firms in the region.

Marketing and Sales

The Company’s marketing program will be designed to raise awareness of AFAI and its activities and create interest in the Company, the biodiesel it sells, and within certain sectors, its stock.  The marketing plan plans to incorporate targeted advertising and direct mail, email marketing, and the sponsorship of events.  The Company intends to quickly establish its reputation as a leader in the Latin American biodiesel sector by demonstrating expertise at industry conferences and playing a supportive role to other biofuel ventures in the region.

AFAI plans to sell to a number of markets, in most cases with sales driven by regulation mandated blending requirements or end-user environmental considerations.  Among the markets the Company intends to sell biodiesel fuel to include:

•	Transportation (cars, truck fleets, bus fleets)

•	Aviation

•	Marine

•	Electricity Generation

The Company plans to target specific buying groups and work with them to create long term, volume purchasing agreements that will ensure a steady market and a healthy profit.  It should be noted that many of the necessary channels for sales and distribution are already in place and the Company needs only to properly leverage them.

Competition

The market for biofuels is emerging but is expected to be highly competitive.  The Company will likely face significant competition from other biofuel companies, as well as from more traditional energy and fuel companies which may enter the biofuels market.  Many of these competitors and potential competitors will have far greater experience, more extensive industry contacts and greater financial resources than the Company.

Employees

As of the date of this prospectus the Company has six employees including our Chief Operating Officer, Chief Science Officer, Chief Finance Officer, County Manager (Costa Rica) and two support staff. Additional employees will be hired in the future as our business expands. Our Chief Executive Officer will be transitioned from a consulting agreement to an employment agreement for 2012.

Properties

We do not own any real property.  We maintain office space at 2131 Hollywood Boulevard, Suite 401, Hollywood, Florida 33020, pursuant to the terms of a commercial office lease providing for rental payments of $1,200 per month.  The term of the office lease expires on January 31, 2013.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against us.  However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Extremely Limited and Sporadic Market for Common Stock.

Our Common Stock is currently traded on the OTC Pink Market under the symbol “AFAI PK.”  Such market is extremely limited and sporadic the last trade of our common stock.  We anticipate making an application for trading of our common stock on the OTC Bulletin Board or another exchange upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the OTC Bulletin Board or another exchange, or if traded, that an actual public market will ever materialize.

The following table sets forth the range of high and low bid quotations, obtained from www.bloomberg.com, for our common stock as reported each of the periods indicated.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low

2009
March 31, 2009	-	-
June 30, 2009	-	-
September 30, 2009	$1.00	$0.20
December 31, 2009	$1.00	$0.06

2010
March 31, 2010	$12.00	$0.10
June 30, 2010	$6.00	$3.00
September 30, 2010	$6.00	$3.00
December 31, 2010 (1)	$5.00	$3.00

2011
March 31, 2011 (1)	$—	$—
June 30, 2011 (1)	$—	$—
September 30, 2011 (1)	$—	$—

(1)  Our common stock has not traded since November 10, 2010.

OTC Pink Market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules.  Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of October 26, 2011, we have approximately 457 holders of record of our common stock.

Rule 144 Shares

Rule 144 provides that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months (if the issuer is a reporting company) or 12 months (if the issuer is a non-reporting company, as is the case herein), may, under certain conditions, sell all or any of his shares without volume limitation.  Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock in any three month period.  There is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for the three months prior to sale) after the restricted securities have been held by the owner for the aforementioned prescribed period of time.

However, Rule 144 is unavailable for the resale of restricted securities initially issued by a blank-check or shell company, both before and after a business combination, despite technical compliance with the requirements of Rule 144.  As we were inoperative for a significant period prior to our acquisition in January 2010 we may be deemed to be a shell company.  Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration.  Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

(a)           has ceased to qualify as a blank-check or shell company;

(b)           is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;

(c)           has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and

(d)           has filed certain information with the SEC, (in our case, this registration statement) reflecting that it is no longer a blank-check or shell company;

may, after one year has elapsed from the effective date of this registration statement, within any three-month period resell a number of such restricted securities that does not, with respect to the ordinary shares, exceed the volume limitations set forth above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

We had no revenue for the six months ended June 30, 2011 and 2010.

Selling, general and administrative costs increased $280,073, or 145.0%, to $473,418 for the six months ended June 30, 2011 from $193,345 for the six months ended June 30, 2010.  These costs represent professional fees and other office expenses.  The increase is attributable to the ramp up of professional fees needed to pursue our planned business strategy.

Non-operating expenses in the first six months of 2011 and 2010 were $45,500 representing interest expense on our convertible notes.

Net losses for six months ended June 30, 2011 and June 30, 2010 were $518,918 and $238,845, respectively.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

We had no revenue for the years ended December 31, 2010 and 2009.

Selling, general and administrative costs increased $64,908, or 30.0%, to $280,908 for the year ended December 31, 2010 from $216,000 for the year ended December 31, 2009.  These costs represent professional fees and other office expenses.  The increase is attributable to the ramp up of professional fees needed to pursue our planned business strategy.

Non-operating expenses in the years ended December 31, 2011 and 2010 were $91,000 representing interest expense on our convertible notes.

Net losses for years ended December 31, 2010 and 2009 were $371,908 and $307,000, respectively.

Liquidity and Capital Resources

As of June 30, 2011, total current assets were $35,610 as compared to $72,072 on December 31, 2010.  The decrease in total current assets was attributable to the use of cash for operating activities during the first six months of 2011.  Total current liabilities remained relatively static at $1,665,979 when compared to the $1,550,479 balance as of December 31, 2010.

As of June 30, 2011, other assets were $20,000.

For the six month period ended June 30 2011, we raised $358,866 from the sale of 2,974,000 shares of our common stock in private offerings.

Net cash used in operating activities was $387,418 in the first six months of 2011 compared to $218,529 for the same period in 2010. This changes principally results from our increased net loss from operation.

Net cash flow used in investment activities was $7,710 in the first six months of 2011 due primarily to the acquisition of certain assets compared with $0 for the same period in 2010.

Net cash provided by financing activities in the first six months of 2011 was $358,666 compared to $260,000 in the first six months of 2010.

Our primary source of capital to develop and implement our business plan has been from private placements of our securities.  During the year ended December 31, 2010 and the six months ended June 30, 2011, we generated approximately $572,510 and $358,666 from the sale of an aggregate of 5,570,000 and 2,974,000 shares of our common stock respectively, to “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933) at prices ranging from $.10 to $.50 per share.

The Company will require additional financing to complete development to commercially launch and market its planned products.  Our independent auditors report for the year ended December 31, 2010 includes an explanatory paragraph strategy that our lack of revenues and working capital raise substantial doubt about our ability to continue a growing concern.  While we are seeking to raise additional financing, either through government grants and loans or additional securities or offerings, there can be no assurance that additional financing will be available to the Company when needed, on favorable terms or otherwise.  Moreover, any such additional financing may dilute the interests of existing stockholders.  The absence of additional financing, when needed, could cause the Company to delay implementation of its business plan in whole or in part, curtail its business activities and seriously harm the Company and its prospects.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates included deferred revenue, costs incurred related to deferred revenue, the useful lives of property and equipment, the useful lives of intangible assets and accounting for the business combination.

Fair Value of Financial Instruments

Recorded financial instruments consist of accounts payable, short-term debt obligations, convertible debt and long-term debt obligations.  The related fair values of these financial instruments approximated their carrying values due to either the short-term nature of these instruments or based on the interest rates currently available to the Company.

Earnings Per Share

Basic earnings per share are computed based on weighted average shares outstanding during the period.  Diluted earnings per share are computed using the weighted average number of common and dilutive common stock equivalent shares outstanding during the period.  Dilutive common stock equivalent shares consist of the dilutive effect of debenture common stock equivalents and potentially convertible employee compensation.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes.  Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.  Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year.  In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies.  If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required.  Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of ASC 740.

ASC 740-10 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.  For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) that is now part of the topic on Consolidations dealing with the consolidation of variable interest entities.  The new requirements change how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated and requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement.  The new requirements became effective on January 1, 2010.  Adoption did not have a material effect on the Company’s results of operations and cash flows or financial position.

In October 2009, the FASB issued ASU, Multiple-Deliverable Revenue Arrangements, to (i) provide guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated; (ii) require an allocation of revenue using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence or third-party evidence of the selling price; and (iii) eliminate the residual method.  The update becomes effective on a prospective basis in fiscal years beginning on or after June 15, 2010, with earlier application permitted.  The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In October 2009, the FASB issued an ASU, Certain Revenue Arrangements that Include Software Elements, that amends existing requirements to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality.  The update becomes effective on a prospective basis in fiscal years beginning on or after June 15, 2010, with earlier application permitted.  The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In January 2010, the FASB issued an ASU, Improving Disclosures about Fair Value Measurements, requiring additional disclosures on fair value measurements.  Disclosure requirements for transfers in and out of levels 1 and 2 of the hierarchy for fair value measurements, that became effective January 1, 2010, did not have a material effect on the Company’s results of operations or financial position.  Disclosures about purchases, sales, issuance, and settlements in a rollforward of activity for level 3 fair value measurements are deferred until fiscal years beginning after December 15, 2010.  The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In April 2010, the FASB issued an ASU, Revenue Recognition — Milestone Method, to provide guidance on (i) defining a milestone, and (ii) determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions.  The guidance becomes effective on a prospective basis for research and development milestones achieved in fiscal years beginning on or after June 15, 2010, with early adoption and retrospective application permitted.  The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In July 2010, the FASB issued an ASU, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to expand disclosures for exposure to credit losses from lending arrangements, including credit risks involved in financing receivables and allowances for credit losses.  Adoption did not have a material effect on the Company’s results of operations and cash flows or financial position.

In December 2010, the FASB issued an ASU, Disclosure of Supplementary Pro Forma Information for Business Combinations, effective for business combinations occurring after December 15, 2010, and an ASU, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, effective for fiscal years beginning after December 15, 2010.  The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

MANAGEMENT

Directors, Executive Officers, Brokers and Control Persons

Our directors and executive officers and their respective ages and titles are as follows:

Name	Age	Position(s) and Office(s) Held
Craig Frank	51	Chairman of the Board, President, Chief Executive Officer and Director
Timothy Hart	52	Chief Financial Officer
Dr. Samuel Stern	62	Chief Operating Officer
Ned L. Siegel	60	Vice Chairman of the Board and Director
Max Schuftan	49	Director
Carrie Schwarz	50	Director
Jordi Arimany	33	Director

Set forth below is a brief description of the background and business experience of our directors and executive officers.

Craig Frank became Chairman of the Board, President, Chief Executive Officer and a Director of the Company in January 2010.  For the past 13 years, Mr. Frank has served as Chairman and CEO of Tudog International Consulting, a Florida based company with business advisory, business development, market research, training, and merchant banking divisions.  During his tenure at Tudog, Mr. Frank has worked with more than 200 companies from 19 countries.  In addition, in such capacity, he developed the business plan for a biofuels company based in Central America and accordingly, he co-founded Alternative Fuels Americas, Inc., a Florida corporation, to conduct that business, which we acquired in January 2010.  He remains Tudog’s Chairman.  Mr. Frank also serves as a director and a member of the compensation committee of the board of directors of American Locker Group, Inc., a publicly held manufacturer and distributor of lockers, locks and keys.  Mr. Frank is a widely published author with articles on business matters featured in magazines and newsletters internationally, including the publications of the Guatemala America Chamber of Commerce, the Israel Export Institute, the Romania Chamber of Commerce, and the World Association of Small and Medium Sized Enterprises.  He is also an in-demand speaker at international conferences, including the Florida Sterling Council, the International Project Management Association, The Central American Center for Entrepreneurship, and the Israel Center for Entrepreneurial Studies, and the Pino Center for Entrepreneurship at Florida International University.  The Company believes that Mr. Frank’s consulting and entrepreneurial experience brings significant value to our management team.

Timothy Hart became Chief Financial Officer of the Company in August 2011. He is the managing member of R3 Accounting, LLC, a Florida based CPA firm, since 2007. From 2002 through 2007 Mr. Hart was a member of Ullman & Hart CPA’s, a Florida based CPA firm.  From February 2005 until November 2006, while with Ullman & Hart CPA’s Mr. Hart served as the Chief Financial Officer of Ignis Petroleum Corporation, a Dallas based oil and gas company.. From December 2008 until December 2010 while with R3 Accounting, LLC, Mr. Hart served as the Chief Financial Officer of American Scientific Resources, Inc., a Florida based medical products company. Mr. Hart is a Florida CPA and received BA degrees in Accounting, Economics and Business Administration from Thomas More College and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

Dr. Samuel Stern joined the Company as its Chief Operating Officer in February 2011.  Dr. Stern brings to AFAI a wealth of experience in both technical and management fields.  These skills were established over a long professional trajectory.  From 2005 to 2009 Dr. Stern served as the General Director of the Centro Nacional de Acuicultura e Investigaciones Marinas – CENAIM (National Aquaculture and Marine Research Center) in Ecuador.  For over 17 years thereto, he served as General Manager for one of Continental Grain Company’s agribusinesses in Ecuador.  Over his career, Dr. Stern was directly involved in project negotiations, development and execution with multinationals including corporate giants such as Abbott Labs and Schering Plough.  Dr. Stern holds a masters degree in Oceanography and Marine Biology and a Ph.D. in Life Sciences from the Hebrew University of Jerusalem He has authored scientific publications in peer reviewed journals as well as contributing author to scientific/technical reviews and has presented papers in international forums.  His strong operational experience combined with his technical know-how and his 24 years of residing in South America, make him a welcome addition to our management team.

Ned L. Siegel has served as a Vice Chairman member of our board of directors since March 2011.  He has served as President of the Siegel Group, Inc. since September 1997, and Managing Member of the Siegel Consulting Group, LLC since November 2009, which provided real estate development and realty management services.  From October 2007 until January 2009, he served as United States Ambassador to the Commonwealth of the Bahamas.  From September 2006 until January 2007, he served as Senior Advisor to the United States Mission for the 61st Session of the United Nations General Assembly.  From January 2003 until October 2007, Mr. Siegel was a member of the board of directors of the Overseas Private Investment Corporation.  From 2003 until 2007, he served as a member of the board of directors of the Caswell-Massey Company, Ltd., a world-wide quality bath and body, home fragrance and gifts company.  Mr. Siegel joined the board of directors of Positive ID Corporation and its audit committee in January 2011.  Mr. Siegel earned a bachelor of arts degree from the University of Connecticut in 1973 and a juris doctorate from the Dickinson School of Law in 1976.  Mr. Siegel was appointed to the board of directors due to his past experience with government appointments and services and his managerial experience.

Max Schuftan, became a director of the Company in January 2010.  From May 2007 until the present he has been the Chief Technology Officer of Sonol Israel, an oil company.  For approximately 20 years prior thereto he served as an officer in the Israeli Defense Forces, rising to the rank of Colonel, responsible for all fuel procurement.  Mr. Schuftan is a Chemical Engineer with a degree from the Technion Institute and has a Masters of Business Administration from Manchester University (Israel Branch).  He was born and raised in Honduras and brings to AFAI critical oil industry know-how and an excellent understanding of Central America.

Carrie Schwarz, who became a director in January 2010, has served as the Managing Partner of Athena Assets Management, a New York based hedge fund specializing in investments of special situation publicly traded securities since  2002.  Ms. Schwarz has also been a Portfolio Manager at Metropolitan Capital, a New York based hedge fund since  2008.  From 1999 to 2001, Ms. Schwarz was an executive at Bank of America Securities, where she built and managed a proprietary Risk Arbitrage Department.  From 1991 to 1999, she founded and managed Athena Investment Partners, L.P., a hedge fund that focused on special situations.  Prior thereto, she was with American Porters, L.P., a hedge fund that focused on risk arbitrage, which she joined as a junior analyst in 1995 and ultimately rose to become Head of Research and a partner.  Ms. Schwarz serves on the board of directors of the American Friends of the Weizmann Institute of Science.  We believe that her financial industry experience makes her a valuable member of the board of directors.

Jordi Arimany, who became a director in January 2010, has served as Vice President of Business Development of First Diversity Management Group, a Cleveland, Ohio-based human capital services company since 2008.  From 2007 to 2008, he served as Associate to the Executive Vice President of Bunco Industrial, in Guatemala City, one of the largest private banks in Central America.  From 2000 to 2007, he was National Business Development Manager to LAFISE (Latin American Financial Services), a Miami, Florida based financial services firm operating throughout Latin America.  Mr. Arimany has a bachelors degree in business administration from John Brown University and a Masters degree in business administration from Regent University.  We believe that his Latin American financial and business experience makes him a valuable member of the board of directors.

Key Employees

Dr. Arup Sen is a PhD in Biochemistry from Princeton University.  He has published more than 50 articles in peer-reviewed leading journals.  He is an inventor in five U.S. patents and nearly 50 patents or pending applications in other countries.  He has served as the President of Sustainable AgroBiotech, LLC of Puerto Rico, an algae biofuels company, since its inception in 2007.  He is founder and Chairman of Solution Technologies, Inc., which is engaged in commercializing patent pending technologies related to dietary mineral supplements.  From 2006 to 2010 he served as Chief Executive Officer of sustainable Cellulosics, Inc., a biofuels company focused on building an end-to-end technology platform for cellulosic bioethanol.  Prior to 2006, Dr. Sen served in executive management roles since 1982 in biotechnology and pharmaceutical companies, including as CEO of public and private companies in the life science industry.  Prior to his career in the industry, Dr. Sen served on the faculty of Scripps Research Institute in California and at the National Institutes of Health in Maryland.

Dr. W. Wayne Surles, our Director of Research Development since March 2011, is an entomologist with extensive expertise in biology and chemistry.  He has acquired highly diversified international expertise in the agronomic development of products utilized to enhance plant production.  His career entails extensive academic publications in insect/plant interactions along with product and business development in which his scientific background supported international research and development efforts.  As a scientist, Dr. Surles has developed pesticides and application programs and techniques, while directing these projects into financial successes. Since 2008, Dr. Surles has served as a consultant to various companies in the agricultural and agrichemicals fields, including a number of startups.  From 2004 to 2008, he served as Program Manager for pesticide regulation for the Virginia Department of Agriculture.  For approximately 29 years prior thereto, he was actively involved in a number of international agrichemicals business ventures with a complex of companies now owned by Bayer Corporation.  Although he has actively supported all levels of agrichemical development, production and sales, his passion remains in the agronomic methodology of enhancing plant growth.  Here, his scientific background affords a strong foundation in agronomy, pest control, genetic plant improvement, propagation and nutrition.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders and until a successor is appointed and qualified, or until their removal, resignation, or death.  Executive officers serve at the pleasure of the board of directors.

Board Committees

Our board of directors does not currently have an audit committee, a compensation committee, or a corporate governance committee.  We plan to establish such committees in the near future.

Code of Ethics

We do not currently have a Code of Ethics that applies to employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  We plan to adopt a Code of Ethics in near future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our CEO and former CFO for our last two completed fiscal years for all services rendered to us.  No other executive officer was paid in excess of $100,000 during either of such fiscal years.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig Frank CEO and President(1)	2010	0	0	0	0	0	0	$120,000
	2009	0	0	0	0	0	0	$120,000
Neil Swartz CFO(2)	2010	0	0	0	0	0	0	$120,000
	2009	0	0	0	0	0	0	0

(1)	Represents $234,849 paid to and $5,151 accrued to Tudog International Consulting of which firm Mr. Frank is Chairman and a principal.

(2)	Represents $114,687 paid to and $5,313 accrued to Birch Capital, Inc. of which firm Mr. Swartz is Chief Executive Officer and a principal. Mr. Swartz resigned as our CFO and a director August 2011.

Employment Agreements

The Company is presently not party to any employment agreement with its executive officers. The Company is, however, party to a consulting agreement expiring on December 31, 2011, with Tudog International Consulting, of which firm Craig Frank, our President and CEO is Chairman and a principal.  The Company was also a party to a consulting agreement with Birch Capital, of which firm, Neil Swartz, our former CFO and a director, is Chief Executive Officer and a principal. Pursuant to the consulting agreements which were initially effective in January 2010, Messrs. Frank and Swartz provided executive services to the Company in exchange for a payment of $10,000 per month, which was increased to $15,000 per month effective January 2011. They are also entitled to reimbursement of their reasonable out-of-pocket business expenses. The consulting agreements provide for non-competition and non-disclosure provisions.

The consulting agreement with Birch Capital terminated upon Mr. Swartz's resignation as our CFO and director in August 2011. The board of directors intends to replace its consulting agreement with Tudog International Consulting with an employment agreement with Mr. Frank on comparable terms.

Outstanding Equity Awards at Fiscal Year-End Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Craig Frank	0	0	0	0	0	0	0	0	0

Neil Swartz(1)	0	0	0	0	0	0	0	0	0

(1)      Mr. Swartz resigned as our CFO and director in August 2011.

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig Frank	0	100,000	0	0	0	0	0

Neil Swartz (2)	0	0	0	0	0	0	0

Ned L. Siegel	0	1,141,500	0	0	0	0	0

Max Schuftan	0	137,500	0	0	0	0	0

Carrie Schwarz	0	212,500	0	0	0	0	0

Jordi Arimany	0	137,500	0	0	0	0	0

(1)
Represents shares of common stock issued to each of our directors in consideration for their joining the board of directors and in the case of Ambassador Siegel for certain advisory services rendered to the Company, prior thereto. All shares were issued as of October 2011.

(2)	Mr. Swartz resigned from the board of directors in August 2011.

Narrative Disclosure to the Director Compensation Table

Our non-employee directors are compensated with common stock.  Each non-employee director receives 100,000 shares of common stock per year of service.  The Company distributed compensation to non-employee directors for 2010 and will distribute such compensation for 2011 in January 2012.

2011 Incentive Stock Plan

Our 2011 Incentive Stock Plan provides for equity incentives to be granted to our employees, executive officers or directors or to key advisers or consultants.  Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares as determined pursuant to the 2011 Incentive Stock Plan, restricted stock awards, other stock based awards, or any combination of the foregoing.  The 2011 Incentive Stock Plan is administered by the board of directors.  2,500,000 shares of our common stock are reserved for issuance pursuant to the exercise of awards under the 2011 Incentive Stock Plan.  No awards are outstanding as of the date of this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 26, 2011, the beneficial ownership of our common stock by each director and executive officer, by each person known by us to beneficially own 5% or more of the our common stock and by directors as a group.  Unless otherwise stated, the address of the stockholders set forth in the table is c/o the company, 2131 Hollywood, Blvd., Suite 401, Hollywood, Florida 33020.

Names and addresses of beneficial owners	Number of shares of common stock(1)		Percentage of voting control(1)

Directors and executive officers:

Craig Frank	21,862,354		33.5%

Timothy Hart	100,000	(1)	*

Sam Stern	2,250,000		3.4%

Ned L. Siegel	1,141,500		1.7%

Max Schuftan	137,500		*

Carrie Schwarz	212,500		*

Jordi Arimany	137,500		*

All directors and executive officers as a group (seven (7) persons)	25,841,354	(1)	39.6%

Other 5% or greater stockholders:

Ilan Sarid	43,520,833	(2)	40.1%
4367 Av Montrose
Westmount Quebec
Canada H3Y2B2

Neil Swartz	22,812,673		34.9%
2131 Hollywood Boulevard
Suite 408
Hollywood, Florida 33020

* Less than 1%

(1)
Includes shares of common stock issuable upon conversion of 50,000 shares of Series Convertible Preferred Stock held by each of Messrs. Frank and Swartz. Our Series C Convertible Preferred Stock votes on an "as converted" basis together with our common stock as a single class.

(2)	Includes shares of common stock issuable upon conversion of our 8% convertible notes.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

In January 2010, we acquired all of the outstanding capital stock of Alternative Fuels Americas, Inc., a Florida corporation, from Craig Frank and Neil Swartz, the shareholders of such company in exchange for 50,000 shares of Series C Convertible Preferred Stock issued to each of such individuals.  As a result, Messrs. Frank and Swartz became our principal stockholders and key executive officers.  Mr. Swartz resigned as an officer and director in August 2011.

In addition to the issuances of shares of common stock to our directors, as described in "Executive Compensation" above, in 2011 we issued 100,000 shares to Tim Hart, our CFO, 2,000,000 shares to Samuel Stern, our COO and 100,000 shares to Dr. Arup San, a key employee.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant shareholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

DESCRIPTION OF SECURITIES

Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001.

Common Stock

As of the date of this prospectus, 21,424,798 shares of common stock are issued as outstanding.  The shares of common stock presently outstanding are fully paid and non-assessable.  Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by stockholders, and a majority vote is required for all actions to be taken by shareholders.  In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding.  The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

General Our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series or the designation of such series.  While our Certificate of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult.

Series C Convertible Preferred Stock  We currently have outstanding 100,000 shares of preferred stock designated as Series C Convertible Preferred Stock (the “Preferred Shares”).  The Preferred Shares are held equally by Craig Frank, our Chairman, President and Chief Executive Officer and Neil Swartz, our former Chief Financial Officer.

Dividends  Holders of Preferred Series are not entitled to receive cumulative or non-cumulative dividends on the Preferred Shares, provided, however, that if the board of directors declares a dividend on our common stock out of funds legally available therefore, holders of Preferred Shares are entitled to participate in such dividend in the same proportion to which they would be entitles if the Preferred Shares were converted into shares of our common stock (an “as converted basis”).

Liquidation Preference   In the event of liquidation, dissolution or winding-up of the Company, the holders of Preferred Shares are entitled to be paid out of assets available for the distribution on an amount equal to $1.00 per Preferred Share, plus the amount of any accrued and unpaid dividends prior to any payment of dividends to the holders of shares of any other junior series or class of our capital stock.  If upon any liquidation, dissolution or winding-up of the Company, the assets available for distribution shall be insufficient to pay holders of the Preferred Shares their full liquidation preference and accrued but unpaid dividends, the amount of such assets shall be shared ratably by holders of the Preferred Shares.

The merger of consolidation of the Company into or with another corporation or other entity or any other corporate reorganization in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization, the sale of all or substantially all the assets of the Company, or a transaction or series of related transaction by the Company in which in excess of fifty percent (50%) of our voting power is transferred, shall be deemed to be a liquidation, dissolution or winding up of the Company.

Conversion  Holders of Preferred Shares may convert their Preferred Shares in whole or in part at any time and from time to time into shares of common stock on a basis of 433.93 shares of common stock for each share of Preferred Stock (the “Conversion Ratio”).  The Conversion Ratio will be subject to adjustment in the event of stock splits, stock dividends and similar recapitalizations.

Voting Rights   Holders of Preferred Shares have the right to vote on an “as converted basis” together with holders of common stock as a single class unless otherwise required by Delaware law.

Preemptive Rights   Holders of Preferred Shares do not have preemptive rights.

8% Secured Convertible Notes In 2007, we issued a total of $650,000 in 8% convertible notes to a single investor.  The notes provided for payments of interest only until July 18, 2007, the original maturity date, and were convertible into our common stock at a price of $.015 per share and are secured by a first lien on our assets.  In January 2010, the notes were assigned to Ilan Sarid, a Canadian investor who agreed to extend the maturity date of the notes to December 31, 2011.

Transfer Agent

The transfer agent for our common stock is Pacific Stock Transfer Company.  The transfer agent’s address is 4045 South Spencer Street, Las Vegas, Nevada 89119, and its telephone number is (702) 361-3033.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Roetzel & Andress.  A partner of Roetzel & Andress beneficially owns 100,000 shares of our common stock.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration have so been included in reliance upon the report of DeMeo Young and McGrath, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Certificate of Incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ALTERNATIVE FUELS AMERICAS, INC.

(A Development Stage Company)

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
of Alternative Fuels America, Inc.

We have audited the accompanying balance sheet of Alternative Fuels America, Inc. (a State of Delaware corporation) as of December 31, 2010, and the related statements of income, retained earnings, and cash flows for the years ended December 31, 2009 and 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alternative Fuels America, Inc. as of December 31, 2010, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's dependence on outside financing, lack of sufficient working capital, and recurring losses from operations raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

De Meo, Young, McGrath

/s/ DE MEO, YOUNG, MCGRATH

Fort Lauderdale, Florida
October 21, 2011

ALTERNATIVE FUELS AMERICAS INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
DECEMBER 31, 2010 AND JUNE 30, 2011 (UNAUDITED)

	December 31, 2010		June 20, 2011
			(unaudited)
ASSETS

Current Assets
Cash		$72,072	$35,610
Total current assets		72,072

Property and equipment, net		9,433	16,143

Other assets		20,000	20,000

Total assets		101,505	71,753

LIALIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses		$625,312	$695,312
Accrued interest		275,167	320,667
Convertible promissory notes		650,000	650,000
Total current liabilities		1,550,478	1,665,978

Commitments and contingencies

Stockholders' Deficit
Convertible Preferred stock - Series C, $.001 par value. 10,000,000 shares authorized, 100,000 shares issued at December 31, 2010 and June 30, 2011, respectively.	$		$

Common stock, $0.001 par value. 250,000,000 shares authorized. 12,723,504 and 18,727,694 shares issued at December 31, 2010 and June 30, 2011, respectively.		12,723	18,728

Additional paid in capital		575,542	943,203
Deficit accumulated during development stage		(2,037,239)	(2,556,157)

Total stockholders' deficit		(1,448,974)	(1,594,226)

Total liabilities and stockholders' deficit		105,505	71,753

The accompanying notes are an integral part of these financial statements.

ALTERNATIVE FUELS AMERICAS INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31. 2010 AND THE SIX MONTHS ENDED JUNE 30, 2011
(UNAUDITED)

	Cumulative From Inception to June 30, 2011	For the Years Ended December 31,		For the Six Months Ended June 30,
	(Unaudited)	2010	2009	2011	2010
				(Unaudited)

Revenues	$-	$-	$-	$-	$-
Cost of Sales	$-	$-	$-	$-	$-

Gross Profit	$-	$-	$-	$-	$-

Selling, general and administrative expenses
Professional Fees	$1,152,107	$217,878	$216,000	$428,343	$168,477
Other	1,083,383	63,030	-	45,075	24,868

Loss from Operations	(2,235,490)	(280,908)	(216,000)	(473,418)	(193,345)

Other income (expenses)
Interest Expense	(320,667)	(91,000)	(91,000)	(45,500)	(45,500)

Loss before income taxes	(2,556,157)	(371,908)	(307,000)	(518,918)	(238,845)

Income Taxes	-	-	-	-	-

Net loss	(2,556,157)	(371,908)	(307,000)	(518,918)	(238,845)

Weighted shares outstanding		9,705,404	499,367	17,156,328	8,473,558
Loss per share, primary and fully diluted		(0.04)	(0.61)	(0.03)	(0.03)

The accompanying notes are an integral part of these financial statements.

ALTERNATIVE FUELS AMERICAS INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE SIX MONTHS ENDED JUNE 30, 2011
(UNAUDITED)

							Deficit
							Accumulated
	Preferred Stock			Common Stock		Additional	During the
	Shares			Shares		Paid-In	Development
	Issued	Amount		Issued	Amount	Capital	Stage	Total
							(Unaudited)

Stockholders’ deficit January 1, 2008	-	$		499,367	$499	$	$(1,070,831)	$(1,070,332)
Net loss for the year ended December 31, 2008	-		-	-	-	-	(287,500)	(287,500)
Stockholders’ deficit December 31, 2008	-		-	499,367	499	-	(1,358,331)	(1,357,832)
Net loss for the year ended December 31, 2009	-		-	-	-	-	307,000	307,000
Stockholders’ deficit December 31, 2009	-		-	499,367	499	-	(1,665,331)	(1,664,832)

Shares issued in connection with NetSpace merger	100,000		100	6,567,247	6,567	-	-	6,567
Issuance of common stock for cash	-		-	5,570,000	5,570	566,940	-	572,510
Issuance of common stock for accounts payable	-		-	86,890	87	8,602	-	8,689
Net loss for the year ended December 31, 2010	-		-	-	-	-	(371,908)	(371,908)
Stockholders’ deficit December 31, 2010	100,000		100	12,723,504	12,724	575,542	(2,037,239)	(1,448,973)

Issuance of common stock for cash	-		-	2,974,190	2,975	355,691	-	358,666
Issuance of common stock for services				3,030,000	3,030	11,970		15,000
Net loss for the six months ended June 30, 2011 (Unaudited)	-		-	-	-	-	518,918	518,918
Stockholders’ deficit June 30, 2011 (Unaudited)	100,000		100	18,727,694	18,729	943,203	(2,556,157)	(1,594,225)

The accompanying notes are an integral part of these financial statements.

ALTERNATIVE FUELS AMERICAS INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE SIX MONTHS ENDED JUNE 30, 2011
(UNAUDITED)

	Cumulative
	From
	Inception to	Years Ended December 31,		Six Months Ended June 30,
	June 30, 2011	2010	2009	2011	2010
	(Unaudited)			(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(2,556,157)	$(371,908)	$(307,000)	$(518,918)	$(238,845)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,500	500	-	1,000	-
Stock issued for services	15,000	-	-	15,000	-
Stock issued for liabilities	8,689	8,689	-	-	-
Merger expenses	6,567	6,567	-	-	-
Changes in operating assets and liabilities:
Other assets	(20,000)	(20,000)	-	-	(20,000)
Accounts payable and accrued expenses	563,943	(114,353)	307,000	115,500	40,316
Net cash used in operating activities	(1,980,458)	(490,505)	-	(387,418)	(218,529)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	$(17, 643)	$(9,933)	$-	$(7,710)	-
Net cash used in investing activities	(17, 643)	(9,933)	-	(7,710)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible promissory notes	$650,000	$-	$-	$-	$-
Proceeds from sale of common stock	1,383,711	572,510	-	358,666	260,000
Net cash provided by financing activities	2,033,711	572,510	-	358,666	260,000

Net increase (decrease) in cash	35,610	72,072	-	(36,462)	41,471

Cash and equivalents, beginning of period	-.	-	-	72,072	-

Cash and equivalents, end of period	35,610	72,072	-	35,610	41,471

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Payment of taxes	$	$-	$-	$-	$-
Payment of interest	-	-	-	-	-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Shares issued in connection with NetSpace merger	$6,567	$6,567	$-	-	$-

The accompanying notes are an integral part of these financial statements.

ALTERNATIVE FUELS AMERICAS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010
(Information related to June 30, 2010 and 2011 is Unaudited)

Note 1. Description of Business and Significant Accounting Policies

Organization

Alternative Fuels Americas Inc. (the “Company”) was incorporated in the state of Delaware on April 22, 1993 under the name Sterling Partners Inc. On January 21, 1999 a Certificate of Amendment to the Certificate of Incorporation was filed changing the Company’s name from Sterling Partners Inc. to GourmetMarket.com, Inc. On January 29, 1999 a Certificate of Merger was filed whereby GourmetMarket.com, Inc., the Company, merged with GourmetMarket.com, a California entity with the Company being the surviving entity. On August 8, 2001 a Certificate of Amendment to the Certificate of Incorporation was filed issuing the Company’s name to TargitInteractive, Inc.  On May, 11, 2007 a Certificate of Amendment to the Certificate of Incorporation was filed changing the Company’s name to NetSpace International Holdings, Inc. and entered into the development stage. The Company, operating under a franchise model, provided Internet marketing solutions to small and medium sized enterprises with services that included website design and development, information technology infrastructure, and e-commerce systems. Additionally, the Company provided project management, search engine optimization, e-mail marketing, Web hosting, and financing solutions.  In November 2007, the Company revamped its operations by (a) moving away from the franchise model, (b) adopting the use of website templates to streamline production and ease the customer interaction process, and (c) shifting its sales and marketing effort to either a multi-level model or a straight sale model. In January 2010, the Company acquired all of the capital stock of Alternative Fuels Americas, Inc, a Florida Corporation and commenced its present business.  On October 13, 2010 a Certificate of Amendment to the Certificate of Incorporation was filed changing Company’s name to Alternative Fuels Americas, Inc.

Business and Nature of Operations

The Company is a development stage company which intends to be a “seed to pump” biofuels company focusing on Latin America.  As a “seed to pump” biofuels company, we plan to be involved in every phase of the biofuels production process, from growing plants suitable for conversion into biofuels, to extracting crude oils from plant matter and ultimately refining crude oil into international grade biodiesel and selling it to end users.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates included deferred revenue, costs incurred related to deferred revenue, the useful lives of property and equipment, the useful lives of intangible assets and accounting for the business combination.

Fair Value of Financial Instruments

Recorded financial instruments consist of accounts payable, short-term debt obligations, convertible debt and long-term debt obligations.  The related fair values of these financial instruments approximated their carrying values due to either the short-term nature of these instruments or based on the interest rates currently available to the Company.

Earnings Per Share

Basic earnings per share are computed based on weighted average shares outstanding during the period.  Diluted earnings per share are computed using the weighted average number of common and dilutive common stock equivalent shares outstanding during the period.  Dilutive common stock equivalent shares consist of the dilutive effect of debenture common stock equivalents and potentially convertible employee compensation.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes.  Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of ASC 740.

ASC 740-10 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Note 2.  New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) that is now part of the topic on Consolidations dealing with the consolidation of variable interest entities. The new requirements change how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated and requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. The new requirements became effective on January 1, 2010. Adoption did not have a material effect on the Company’s results of operations and cash flows or financial position.

In October 2009, the FASB issued ASU, Multiple-Deliverable Revenue Arrangements, to (i) provide guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated; (ii) require an allocation of revenue using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence or third-party evidence of the selling price; and (iii) eliminate the residual method. The update becomes effective on a prospective basis in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In October 2009, the FASB issued an ASU, Certain Revenue Arrangements that Include Software Elements, that amends existing requirements to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. The update becomes effective on a prospective basis in fiscal years beginning on or after June 15, 2010, with earlier application permitted. The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In January 2010, the FASB issued an ASU, Improving Disclosures about Fair Value Measurements, requiring additional disclosures on fair value measurements. Disclosure requirements for transfers in and out of levels 1 and 2 of the hierarchy for fair value measurements, that became effective January 1, 2010, did not have a material effect on the Company’s results of operations or financial position. Disclosures about purchases, sales, issuance, and settlements in a rollforward of activity for level 3 fair value measurements are deferred until fiscal years beginning after December 15, 2010. The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In April 2010, the FASB issued an ASU, Revenue Recognition — Milestone Method, to provide guidance on (i) defining a milestone, and (ii) determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. The guidance becomes effective on a prospective basis for research and development milestones achieved in fiscal years beginning on or after June 15, 2010, with early adoption and retrospective application permitted. The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position.

In July 2010, the FASB issued an ASU, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to expand disclosures for exposure to credit losses from lending arrangements, including credit risks involved in financing receivables and allowances for credit losses. Adoption did not have a material effect on the Company’s results of operations and cash flows or financial position.

In December 2010, the FASB issued an ASU, Disclosure of Supplementary Pro Forma Information for Business Combinations, effective for business combinations occurring after December 15, 2010, and an ASU, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, effective for fiscal years beginning after December 15, 2010. The Company does not expect that adoption will have a material effect on its results of operations and cash flows or financial position

Note 3. Going Concern

At December 31, 2010, the Company had a net working capital deficiency of $1,478,407 and has no cash flows from operating activities in fiscal 2010.  The Company acknowledges that current operations may not allow the Company to generate positive working capital in the near future.  On January 6, 2010, NetSpace International Holdings, Inc. acquired Alternative Fuels Americas, Inc., in a merger transaction.  Although management believes that it will be able to successfully execute its business plan, which includes third party financing and capital issuance, and meet the Company’s future liquidity needs, there can be no assurances in that regard.

Note 4. Property and equipment

 Property and equipment consist of the following at December 31, 2010:

Office Furniture	$9,933
Less: Accumulated depreciation	(500)
$9,433

Depreciation expense for the year ended December 31, 2010 was $500.

Note 5.  Convertible Promissory Notes

The Company issued $650,000 of convertible promissory notes bearing interest at 8% per annum (14% default rate) and payable upon the merger of the Former NetSpace as part of a $1,000,000 line of credit. The convertible promissory notes are convertible into the Company’s common stock at $0.015 per share. In accordance with ASC 470-20 (Debt with Conversion and Other Options), the Company determined that the convertible promissory notes did not have a beneficial conversion feature. The convertible promissory notes meet the definition of “conventional convertible debt” because the number of shares which may be issued upon the conversion of the debt is fixed. Since July 2008, the Company has been accruing interest at 14% default rate. The holder of the note has not pursued any remedies available to them since the note is past due.

Note 6.  Common and Preferred Stock Transactions

On January 6, 2010 the NetSpace International Holdings, Inc. acquired Alternative Fuels Americas, in a stock for member interest transaction. In exchange for 100% of the member interest in Alternative Fuels Americas the Company issued 100,000 shares of Series C Preferred Stock. This stock is convertible into 43,392,940 shares of the Company’s common stock. In addition, the company issued 5,967,247 shares of its common stock to the existing shareholders and convertible promissory note holder of NetSpace International Holdings. In that both of these company’s were inactive at the time a nominal value was ascribed to the transaction.

On July 27, 2010 the Company effectuated a 200 for 1 reverse stock split. All share and per share numbers reflect this transaction.

During 2010 the Company issued 5,570,000 shares of common stock for cash proceeds of $572,500.

In 2009 the Company entered into an agreement with two consultants to settle their outstanding payable of $200,000 in exchange for 86,890 shares of common stock. This common stock issued in this transaction was valued at $0.10 per share, the fair market value of the stock at the time.

During 2011 the Company issued 2,974,190 shares of common stock for cash proceeds of $358,666.

During 2011 the Company issued consultants 3,030,000 shares of common stock. The shares were valued at $15,000, the fair market value of the stock at the time.

Note 7.  Income taxes

The components of deferred income tax assets and liabilities are as follows:

	December 31,
	2010	2009
Long-term deferred tax assets:
Net operating loss carryforward	713,034	582,866
Total long-term deferred tax assets	713,034	582,866
Valuation allowance	(713,034)	(582,866)
Net deferred tax assets (liabilities)	$-	$-

The income tax provision differs from the expense that would result from applying statutory rates to income before income taxes principally because of the of the valuation allowance on net deferred tax assets for which realization is uncertain.

The effective tax rates for 2010 and 2009 were computed by applying the federal and state statutory corporate tax rates as follows:

	Year Ended
	December 31,
	2010	2009
Statutory Federal income tax rate	35%	35%
Less valuation allowance	-35%	-35%
	0%	0%

Our Federal net operating loss (“NOL”) carry forward balance as of December 31, 2010 was $2,037,000, expiring between 2011 and 2030.  NOL utilization may be subject to a limitation contained in Internal Revenue Code Section 382. The recapitalization in 2007 and subsequent stock issuances may have substantially limited or eliminated the opportunity to utilize our NOL carryforwards. Management has reviewed the provisions of ASC 740 regarding assessment of their valuation allowance on deferred tax assets and based on that criteria determined that it does not have sufficient taxable income to offset those assets.  Therefore, Management has assessed the realization of the deferred tax assets and has determined that it is more likely than not that they will not be realized.  The change in the valuation allowance from December 31, 2009 to December 31, 2010 was approximately $130,000.

The Company adopted the provisions of ASC 740, previously FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, on January 1, 2007. Previously the Company has accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. The statute of limitations is still open on years 2007 and subsequent. The Company recognizes the financial statement impact of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than–not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date the Company applied ASC 740 to all tax positions for which the statute of limitations remained open. As a result of the implementation of ASC 740, the Company did not recognize a material increase in the liability for uncertain tax positions.

The Company is subject to income taxes in the U.S. federal jurisdiction in various states. The tax regulations within each jurisdiction are subject to interpretation of related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for the years before 2007.

Note 8.  Commitments and Contingencies

In November 2007 the Company entered into two employment agreements with consultants. The agreements require an annual payment of $48,000. The parties agreed that the compensation may be converted into the common stock of the Company. As of December 31, 2010 conversions have taken place in settlement of both agreements for 86,890 shares of common stock.

In November 2007, and amended January 1, 2010, the Company entered into a consulting agreement with an outside firm to assist in the development and implementation of its business plan. The agreement requires monthly payments of $15,000 per month.  On January 1, 2010, the Company entered into a consulting agreement with another outside firm to provide corporate, financial and strategic council. The agreement requires monthly payments of $15,000 per month.

In 2011, the Company entered into a consulting agreement with two individuals to assist in the development and implementation of its business plan. The agreement requires monthly payments of $10,000 per month in cash or stock at the discretion of the Company.

In 2011, the Company entered into a two year lease for office space in Hollywood, Florida. The lease calls for monthly payments of $1,200.

Note 9.  Subsequent Events

We have evaluated events and transactions that occurred subsequent to December 31, (their year end) 2010 through October 10, 2011, the date the financial statements were issued, for potential recognition or disclosure in the accompanying financial statements. Other than the disclosures above, we did not identify any events or transactions that should be recognized or disclosed in the accompanying financial statements.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees		$3,012.51
Transfer Agent Fees	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous Fees and Expenses	$	*
Total	$	*

* To be filed by Amendment

All amounts (other than registration fees) are estimates other than the SEC’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling stockholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act of 1933, as amended:

In January 2010, the Company issued 6,567,247 shares to seventeen individuals and one Company for services rendered in connection with the merger transaction.

In February 2010, the Company issued 600,000 shares to three individuals for cash consideration of $60,000.

In March 2010, the Company issued 750,000 shares to three individuals for cash consideration of $75,000.

In April 2010, the Company issued 500,000 shares to two individuals for cash consideration of $50,000.

In June 2010, the Company issued 750,000 shares to two individuals for cash consideration of $75,000.

In August 2010, the Company issued 250,000 shares to one individual for cash consideration of $25,000.

In September 2010, the Company issued 875,000 shares to three individuals for cash consideration of $87,500.

In October 2010, the Company issued 300,000 shares to two individuals for cash consideration of $30,000.

In November 2010, the Company issued 800,000 shares to three individuals for cash consideration of $80,000.

In December 2010, the Company issued 745,000 shares to five individuals for cash consideration of $90,000.

In December 2010, the Company issued 86,890 shares to two individuals for settlement of outstanding accounts payable.

In January 2011, the Company issued 203,000 shares to five individuals for cash consideration of $20,300.

In February 2011, the Company issued 245,000 shares to three individuals for cash consideration of $24,500.

In March 2011, the Company issued 250,000 shares to one individual for cash consideration of $25,000.

In April 2011, the Company issued 204,000 shares to four individuals for cash consideration of $50,966.

In May 2011, the Company issued 791,190 shares to nine individuals for cash consideration of $131,650.

In June 2010, the Company issued 212,500 shares to five individuals for cash consideration of $106,250.

In April 2011, the Company issued 3,030,000 shares to three individuals for services rendered.

In September 2011, the Company issued 1,321,104 shares to seventeen individuals for cash consideration of $540,500.

In September 2011, the Company issued 540,000 shares to seven individuals for services rendered.

In October 2011, the Company issued 178,000 shares to seven individuals for $89,000.

All of the foregoing securities were issued in accordance with the exemption from registration pursuant to Section 4(2) promulgated under the Securities Act of 1933, as amended, as the persons receiving such shares having provided the Company with appropriate investment representations.

ITEM 16.  EXHIBITS

Exhibit Number	Description

3.1(i)	Certificate of Incorporation, as amended

3.2	By-Laws, as amended

5.1	Opinion of Roetzel & Andress*

10.1	Share Exchange Agreement dated February 3, 2010 by and among Netspace International, Inc. and Craig Frank and Neil Swartz, the shareholders of Alternative Fuels Americas, Inc.

10.2	2011 Stock Incentive Plan*

10.3	Agrarian Parcel Lease Agreement by and between Agr Unito S.A. and Alternative Fuels Americas, Inc.

10.4	Strategic Partnership Agreement by and between Alternative Fuels Americas, Inc. and Bioenergy Solutions of Central America/Issaac Baldizon

10.5	Cooperative Agreement by and between Alternative Fuels Americas, Inc. and United Biofuels of America

10.6	Form of 8% Convertible Note

10.7	Consulting Agreement between Registrant and Tudog International Consulting, Inc.*

23.1	Consent of DeMeo Young & McGrath

23.2	Consent of Counsel (included in exhibit 5.1)*

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(c)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Hollywood, Florida, on October 27, 2011.

ALTERNATIVE FUELS AMERICAS, INC.

By:	/s/ Craig Frank
Craig Frank, Chairman of the Board, President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Timothy Hart
Timothy Hart, Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Frank and Timothy Hart, and each of the undersigned is a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for each of them and in each name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.  In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following person in the capacities and on the dates stated.

IN ACCORDANCE with the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person on their own behalf in the capacities and on the dates stated.

Signatures		Title(s)	Date

By:	/s/ Craig Frank	Chairman of the Board, President and Chief	October 27, 2011
	Craig Frank	Executive Officer and Director (Principal
Executive Officer)

By:	/s/ Timothy Hart	Chief Financial Officer (Principal Financial	October 27, 2011
	Timothy Hart	and Accounting Officer)

By:	/s/ Ned L. Siegel	Vice Chairman of the Board and Director	October 27, 2011
Ned L. Siegel

By:	/s/ Max Schuftan	Director	October 27, 2011
Max Schuftan

By:	/s/ Carrie Schwarz	Director	October 27, 2011
Carrie Schwarz

By:	/s/ Jordi Armany	Director	October 27, 2011
Jordi Armany